Exhibit 4.1

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF NOVEMBER 30, 2012

AMONG

PLAINS EXPLORATION & PRODUCTION COMPANY,

AS BORROWER,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A.

and

ROYAL BANK OF CANADA,

AS SYNDICATION AGENTS,

THE BANK OF NOVA SCOTIA

and

TORONTO DOMINION (NEW YORK) LLC,

AS DOCUMENTATION AGENTS,

AND

THE LENDERS PARTY HERETO

J.P. MORGAN SECURITIES LLC,

as Senior Lead Arranger,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

RBC CAPITAL MARKETS,

SCOTIA CAPITAL (USA) INC. and

TD SECURITIES (USA) LLC

As Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,

BMO CAPITAL MARKETS CORP.,

CITIGROUP GLOBAL MARKETS INC. and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers

i

Annex I	List of Maximum Credit Amounts, Term Loan Commitments and Applicable Percentages

Exhibit A-1	Form of Revolving Loan Note
Exhibit A-2	Form of 5-Year Term Loan Note
Exhibit A-3	Form of 7-Year Term Loan Note
Exhibit B	Form of Compliance Certificate
Exhibit C-1	Security Instruments
Exhibit C-2	Security Instruments – Effective Date
Exhibit C-3	Form of Guaranty and Collateral Agreement
Exhibit D	Form of Assignment and Assumption
Exhibit E-1	Form of Tax Compliance Certificate
Exhibit E-2	Form of Tax Compliance Certificate
Exhibit E-3	Form of Tax Compliance Certificate
Exhibit E-4	Form of Tax Compliance Certificate

Schedule 1.01	Initial Guarantors
Schedule 2.08	Existing Letters of Credit
Schedule 7.11	Subsidiaries and Partnerships; Unrestricted Subsidiaries
Schedule 8.12	Post-Closing Security Instruments
Schedule 9.03	Liens
Schedule 9.06	Investments
Schedule 9.08	Nature of Business

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 30, 2012, is among PLAINS EXPLORATION & PRODUCTION COMPANY, a Delaware corporation (the “Borrower”); each of the Lenders from time to time party hereto; JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); BANK OF AMERICA, N.A. and ROYAL BANK OF CANADA, as syndication agents for the Lenders (in such capacity, the “Syndication Agents”); and THE BANK OF NOVA SCOTIA and TORONTO DOMINION (NEW YORK) LLC, as documentation agents for the Lenders (in such capacity, the “Documentation Agents”).

R E C I T A L S

A. The Borrower, the Administrative Agent and other financial institutions named and defined therein as lenders and agents are parties to an Amended and Restated Credit Agreement dated as of August 3, 2010, pursuant to which such lenders provided certain loans to and extensions of credit on behalf of the Borrower (as heretofore amended, modified or supplemented, the “Existing Credit Agreement”).

B. Pursuant to the Purchase and Sale Agreement, dated as of September 4, 2012 (together with all exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the “BP Purchase Agreement”), among the Borrower, as buyer, and BP Exploration & Production Inc. and BP America Production Company, as sellers (collectively, the “BP Seller”), the Borrower will acquire the BP Assets (the “BP Acquisition”).

C. Pursuant to the Purchase and Sale Agreement, dated as of September 7, 2012 (together with all exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the “Shell Purchase Agreement” and together with the BP Purchase Agreement, the “Purchase Agreements”), among the Borrower, as buyer, and Shell Offshore Inc., as seller (the “Shell Seller”), the Borrower will acquire the Shell Assets (the “Shell Acquisition” and together with the BP Acquisition, the “Acquisitions”).

D. To consummate the transactions contemplated by the Purchase Agreements, it is intended that the Borrower will (i) amend and restate the Existing Credit Agreement, as of the Effective Date, pursuant to which the Borrower may borrow (1) revolving credit loans in an aggregate principal amount of up to $3,000,000,000 and (2) term loans in an aggregate principal amount of up to $2,000,000,000 and (ii) either issue certain unsecured senior notes or borrow bridge loans in an aggregate principal amount of not less than $2,000,000,000.

E. The Borrower has requested the Lenders, and the Lenders have agreed, to amend, restate, increase and extend the Existing Credit Agreement, subject to the terms and conditions of this Agreement.

F. Now, therefore, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above.

As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisitions” has the meaning set forth in the recitals hereto.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Syndication Agents and the Documentation Agents; and “Agent” means the Administrative Agent, any Syndication Agent or any Documentation Agent, as the context requires.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06 or increased pursuant to Section 2.09. As of the Effective Date, the Aggregate Maximum Credit Amounts is $3,000,000,000.

“Agreement” means this Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a one month interest period beginning on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, for any day with respect to the commitment fees payable hereunder, or with respect to any Eurodollar Loan or ABR Loan, as the case may be, the rate per annum set forth in the appropriate column below under the caption “Commitment Fee Rate”, “Eurodollar Spread,” or “ABR Spread,” as the case may be, for the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	Commitment Fee Rate	Eurodollar Spread	ABR Spread

Greater than or equal to 90%	0.500%	2.50%	1.50%

Greater than or equal to 75% but less than 90%	0.500%	2.25%	1.25%

Greater than or equal to 50% but less than 75%	0.500%	2.00%	1.00%

Greater than or equal to 25% but less than 50%	0.375%	1.75%	0.75%

Less than 25%	0.375%	1.50%	0.50%

provided that the Eurodollar Spread and the ABR Spread set forth above for each level of Borrowing Base Utilization Percentage will be increased by 0.25% while any Term Loans are outstanding.

“Applicable Percentage” means (i) with respect to any Revolving Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I or its Assignment and Assumption or Joinder Agreement, as applicable, (ii) with respect to any 5-Year Term Lender, the percentage of the 5-Year Term Loans represented by such Lender’s 5-Year Term Loans, and (iii) with respect to any 7-Year Term Lender, the percentage of the 7-Year Term Loans represented by such Lender’s 7-Year Term Loans, in each case, as such percentage may be modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).

“Approved Counterparty” means (a) any Revolving Lender or any Affiliate of a Revolving Lender and (b) any other Person whose long term senior unsecured debt rating at the time of entering into the Swap Agreement is BBB-/Baa3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means (i) with respect to any assignment of Revolving Loans, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Revolving Lender, (b) an Affiliate of a Revolving Lender or (c) an entity or an Affiliate of an entity that administers or manages a Revolving Lender, and (ii)

with respect to any assignment of Term Loans, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) Miller and Lents, Ltd. and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arrangers” means the Senior Lead Arranger, Barclays Bank PLC, BMO Capital Markets Corp., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, Scotia Capital (USA) Inc. and TD Securities (USA) LLC, in their capacities as the joint lead arrangers and joint bookrunners hereunder.

“Assets” means the BP Assets and the Shell Assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Revolving Termination Date.

“Blocked Person” means any Person that is publicly identified on the most current OFAC SDN List published by OFAC or is a Person with whom U.S. Persons are otherwise prohibited from doing business pursuant to the OFAC Laws.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“BOEMRE” means the Bureau of Ocean Energy Management, Regulation and Enforcement, the Bureau of Ocean Energy Management and/or the Bureau of Safety and Environmental Enforcement, formerly known as the Minerals Management Service, Department of the Interior, United States of America, and any successor thereto.

“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type and Class made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (c) a Swingline Loan.

“Borrowing Base” means at any time an amount determined in accordance with Section 2.07, in each case as the same may be adjusted from time to time pursuant to Section 9.02(j) or Section 9.12(c).

“Borrowing Base Deficiency” occurs if at any time, and is equal to the amount by which, the sum of (a) the aggregate Revolving Credit Exposures, (b) the outstanding principal amount of the Term Loans then outstanding, and (c) the Plains Offshore Revolving Credit Exposure exceeds the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the ratio, expressed as a percentage, of (a) the sum of (i) the aggregate Revolving Credit Exposures of all Revolving Lenders, (ii) the aggregate principal amount of Term Loans then outstanding, and (iii) the Plains Offshore Revolving Credit Exposure, in each case determined as of such day, to (b) the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“BP Assets” means the 100% working interest in the Marlin, Dorado and King fields (excluding deep exploration rights) and related assets operated by the BP Seller, the 100% working interest in the Horn Mountain field and related assets operated by the BP Seller and a deep exploration prospect, the undivided 50% working interest in the Holstein field and related assets owned by the BP Seller, the 33% working interest in the Diana & Hoover field and related assets owned by the BP Seller and the 31% working interest in the Ram Powell field and related assets owned by the BP Seller.

“BP Acquisition” has the meaning set forth in the recitals hereto.

“BP Purchase Agreement” has the meaning set forth in the recitals hereto.

“BP Seller” has the meaning set forth in the recitals hereto.

“Bridge Loan Facility” means the Senior Unsecured Loan Agreement dated as of Effective Date, among the Borrower, the lenders named therein, and JPMorgan, as administrative agent for such lenders, providing for loans to the Borrower of up to $2,000,000,000 to finance a portion of the Acquisitions.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases that are or should be in accordance with GAAP recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement, and any lease that was treated as a capital lease under GAAP at the time it was entered into that later becomes an operating lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as a capital lease for all purposes under this Agreement.

“Carbon Emission Credit Agreement” means an agreement between the Borrower or a Restricted Subsidiary and a Lender or an Affiliate of a Lender (but only for so long as such Lender remains a Lender (or in the case of its Affiliate, the Lender affiliated therewith remains a Lender) unless the applicable agreement otherwise provides that such agreement will remain secured in the event such counterparty ceases to be a Lender or an Affiliate of a Lender) relating to carbon emissions credits, offsets or similar products.

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Borrower or any of its Restricted Subsidiaries having an estimated dollar amount in excess of $100,000,000.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Permitted Holders (except that such person or group shall be deemed to have “beneficial ownership” of all shares that any person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets); (b) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934); or (d) a “Change of Control” under the Senior Indenture or any Permitted Additional Debt Instrument.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” (i) when used with respect to Lenders, refers to whether such Lenders are Revolving Lenders, 5-Year Term Lenders or 7-Year Term Lenders, (ii) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, 5-Year Term Commitments, or 7-Year Term Commitments and (iii) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, 5-Year Term Loans, or 7-Year Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral Release Date” means either of the following events: (a) the date on which both (i) the Borrower has an Investment Grade Rating and (ii) the 7-Year Term Commitments have been terminated, and all principal of, and accrued interest on, the 7-Year Term Loans and other amounts owed to the 7-Year Term Lenders (other than obligations for taxes, costs, indemnifications, reimbursements and damages in respect of which no claim has been made and which survive the termination of this Agreement) have been paid in full in cash or (b) the date on which the Revolving Commitments have been terminated, and all principal of, and accrued interest on, the Loans and other amounts owed to the Lenders (other than obligations for taxes, costs, indemnifications, reimbursements and damages in respect of which no claim has been made and which survive the termination of this Agreement) have been paid in full in cash and all LC Disbursements have been reimbursed, and all Letters of Credit have been terminated, expired or cash collateralized.

“Commitment” means any 5-Year Term Commitment, any 7-Year Term Commitment or any Revolving Commitment, and “Commitments” means any or all of the foregoing, as the context may require.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following:

(a) the net income of any Person (other than a Restricted Subsidiary) in which the Borrower or any Consolidated Restricted Subsidiary has an interest, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be;

(b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited;

(c) any extraordinary gains or losses during such period;

(d) non-cash gains, losses or adjustments, including gains, losses or adjustments under authoritative guidance from the FASB as a result of changes in the fair market value of derivatives and any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns and writedowns under authoritative guidance from the FASB as a result of accounting for oil and gas activities, goodwill and other intangible assets, and property, plant and equipment (for the avoidance of doubt, realized gains or losses will be counted in Consolidated Net Income in the quarter that cash is actually received or paid);

(e) any charges related to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any indebtedness prior to its stated maturity;

(f) any non-cash employee based compensation; and

(g) any gain or loss realized in connection with asset sales.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which are or shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who: (a) was a member of such Board of Directors on the date hereof; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Bid” means to submit a bid at a public or private sale in connection with the purchase of all or any portion of the Mortgaged Property, in which any of the Indebtedness is used and applied as a credit on account of the purchase price.

“Debt” means, for any Person, the sum of the following (without duplication):

(a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments;

(b) all reimbursement obligations of such Person in respect of draws under letters of credit, bankers’ acceptances, surety or other bonds and similar instruments that have not been paid or deemed to have been paid within one Business Day after such obligations arise;

(c) all amounts owed by such Person representing the deferred purchase price of Property or services (other than liabilities of such Person to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) that are either (i) not greater than 120 days past the invoice or billing date or (ii) are being contested in good faith by appropriate proceedings and adequate reserves therefore have been established under GAAP);

(d) all obligations under Capital Leases;

(e) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person;

(f) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;

(g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others;

(h) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;

(i) Disqualified Capital Stock; and

(j) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.

For the avoidance of doubt, “Debt” does not include (i) obligations in respect of Swap Agreements or Carbon Emission Credit Agreements, (ii) indemnities incurred in the ordinary course of business or in connection with the disposition of assets, (iii) any non-cash employee or director compensation, (iv) any compensation paid to employees or directors pursuant to stock appreciation rights or restricted stock units, (v) obligations under operating leases, (vi) obligations, guarantees or indemnities by the Borrower or any Restricted Subsidiary of operating agreements or other similar or customary agreements or as required by governmental or regulatory bodies, in each case made or entered into in the ordinary course of the oil and gas business, or (vii) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or United States government bonds (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens except Liens described in clause (e) of the definition of Excepted Liens, and the other applicable terms of the instrument governing such indebtedness.

“Debt Rating” means, as of any date of determination, the issuer or family rating of the Borrower most recently announced by S&P or Moody’s.

“Deepwater Transaction Documents” means (a) the Contribution Agreement dated on or around November 18, 2011 among the Borrower, Plains Offshore Inc., PXP Resources LLC and Plains Offshore, (b) the Management Services and Operating Agreement dated on or around November 18, 2011 between the Borrower and Plains Offshore, (c) the Tax Matters Agreement dated on or around November 18, 2011 by and between the Borrower and Plains Offshore, (d) the Stockholders Agreement dated on or around November 17, 2011 among Plains Offshore, the Borrower, PXP Resources LLC and the purchasers party thereto and (e) the Securities Purchase Agreement dated October 28, 2011 by and among Plains Offshore, the Borrower and the purchasers party thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in Section 3.02(a).

“Defaulting Lender” means, subject to Section 2.11(h), any Revolving Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Revolving Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Revolving Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Revolving Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or insolvency law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, for the avoidance of doubt, a Revolving Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any equity interest in that Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority or (B) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed so long as, in any such case, such ownership interest or action does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(h)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Revolving Lender.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) (i) so long as the 7-Year Term Loans remain outstanding, the 7-Year Term Maturity Date and (ii) at any other time, the Revolving Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus (i) the following expenses or charges to the extent deducted in determining Consolidated Net Income in such period (without duplication): interest, income taxes, depreciation, depletion, amortization, exploration expenses and other non-cash charges and minus (ii) all non-cash income included in the calculation of Consolidated Net Income; provided, however, that if any such Person shall have consummated any material acquisition or disposition during such period (including the Acquisitions), EBITDAX shall be subject to pro forma adjustments for such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period and shall also include adding back to Consolidated Net Income any non-recurring or one-time cash or non-cash charges or expenses associated with such acquisition or disposition (including, but not limited to, the termination or severance expenses of employees, lease termination expenses, seismic transfer fees, investment bankers expenses, legal expenses, tail insurance expenses, debt retirement expenses, termination expenses of employee benefit plans and any other similar expenses associated with such acquisition or disposition); provided, however, that such pro forma adjustments shall be subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Effective Date Senior Notes” means up to $3,000,000,000 senior notes issued by the Borrower on or before the Effective Date pursuant to the Senior Indenture in lieu of all or a portion of the Bridge Loan Facility.

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to occupational health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Restricted Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” has the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” has the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Restricted Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b) or (c) of section 414 of the Code (or subsections (m) or (o) of section 414 of the Code for purposes of provisions relating to section 412 of the Code).

“ERISA Event” means (a) a “reportable event” described in section 4043 of ERISA and the regulations issued thereunder with respect to a Plan (other than events for which the 30-day notice period has been waived), (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan in a distress termination under section 4041(c) of ERISA or the treatment of a Plan amendment as a distress termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan or a Multiemployer Plan by the PBGC, (e) receipt by the Borrower, a Subsidiary or an ERISA Affiliate of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (f) any other event or condition which constitutes grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the incurrence by the Borrower, a Subsidiary or an ERISA Affiliate of any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business or PBGC premium payments not past due).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) statutory landlord’s Liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s and construction Liens, Liens on pipelines and pipeline facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) contractual Liens under lease agreements or which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, interconnection or construction agreements, maintenance agreements and other agreements which are usual and customary in the oil and gas business which Liens are for claims which are not delinquent by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that the granting of any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien or materially impair the value of such Property subject thereto;

(e) Liens burdening only deposit or other accounts (including securities and commodity trading or other brokerage accounts) established with a depository institution and the funds maintained with such depository institution that (i) arise solely by virtue of any statutory or common law or contractual provisions in agreements establishing such accounts and (ii) relate to banker’s liens, rights of set-off or similar rights and remedies, provided that this clause is not intended to permit cash collateral accounts not otherwise permitted under this Agreement;

(f) easements, restrictions, zoning restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially detract from the value of such Property subject thereto;

(g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

(i) Liens consisting of licensing of patents, copyrights, trademarks and other forms of intellectual property in the ordinary course of business;

(j) rights of first refusal and preferential rights to purchase entered into in the ordinary course of business;

(k) Liens on cash earnest money deposits made in connection with any letter of intent or purchase agreements; and

(l) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business covering only the Property under lease;

(m) any seaman’s wage Liens (including those of masters) for wages, maintenance and cure, salvage and general average Liens, stevedore’s wages, maritime tort Liens (including personal injury and death), Liens for necessaries, and other ordinary course of business Liens of a maritime nature incurred in connection with vessel operations or maintenance, all of the foregoing Liens which are (a) unclaimed, (b) covered by insurance (other than, and after giving effect to, any applicable deductibles in full on such insurance) or (c) being contested in good faith by appropriate action promptly initiated and diligently conducted, if adequate reserves have been maintained in accordance with GAAP.

provided, however, that (i) Liens described in clauses (a) through (e) and clause (m) shall remain “Excepted Liens” only for so long as no action to enforce such Lien in connection with an asserted liability of more than $50,000,000 has been commenced and (ii) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on its income (however denominated), franchise taxes imposed on (or measured by) its income, receipts, total assets, net worth, or capital, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, in which its applicable lending office is located, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e), and (d) any U.S. federal withholding Taxes imposed by FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Letter of Credit” has the meaning set forth in Section 2.08(k).

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“5-Year Term Commitment” means, with respect to each 5-Year Term Lender, the commitment of such Lender to make a 5-Year Term Loan hereunder on the Effective Date in the amount set forth on Annex I. As of the Effective Date, the aggregate amount of the 5-Year Term Commitments of the 5-Year Term Lenders is $750,000,000.

“5-Year Term Lender” means a Person shown as having a 5-Year Term Commitment on Annex I and any Person that shall become a 5-Year Term Lender pursuant to an Assignment and Assumption, other than a Person that ceases to be a 5-Year Term Lender pursuant to an Assignment and Assumption.

“5-Year Term Loan” means a Loan made pursuant to Section 2.01(b).

“5-Year Term Maturity Date” means November 30, 2017.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is a CFC.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any supra-national bodies such as the European Union or the European Central Bank) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Restricted Subsidiary, any of their Properties, any Agent, any Issuing Bank or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means the Persons listed on Schedule 1.01 and any other Person that must guarantee the Indebtedness in order for the Borrower to comply with Section 8.12, but excluding any Person released as a Guarantor pursuant to Section 12.17.

“Guaranty Agreement” means the Amended and Restated Guaranty and Collateral Agreement executed by the Borrower and the Guarantors in substantially the form of Exhibit C-3 unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum, nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Title Deficiencies” means minor defects or deficiencies in title which do not diminish more than 7.5% of the aggregate value of the Oil and Gas Properties included in the Borrowing Base.

“Increasing Lender” has the meaning set forth in Section 2.09.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower, any of its Restricted Subsidiaries or any Guarantor: (a) to the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender under any Loan Document; (b) to any Lender or any Affiliate of a Lender under any Swap Agreement between the Borrower or any of its Restricted Subsidiaries and such Lender or Affiliate of a Lender entered into while such Person (or in the case of its Affiliate, the Person affiliated therewith) was a Lender hereunder (including Swap Agreements of such Persons in existence prior to the date hereof), which will continue to be

Indebtedness only to the extent that the applicable Swap Agreement so provides in the event that such Person ceases to be a Lender or an Affiliate of a Lender (in which case, such Lender or Affiliate will continue to be a Lender or an Affiliate of a Lender with respect to such Indebtedness under this clause (b) for purposes of this Agreement); (c) to any Lender or any Affiliate of a Lender under any Carbon Emission Credit Agreement between the Borrower or any of its Restricted Subsidiaries and such Lender or Affiliate of a Lender entered into while such Person (or in the case of its Affiliate, the Person affiliated therewith) was a Lender hereunder (including Carbon Emission Credit Agreements of such Persons in existence prior to the date hereof), which will continue to be Indebtedness only to the extent that the applicable Carbon Emission Credit Agreement so provides in the event that such Person ceases to be a Lender or an Affiliate of a Lender (in which case, such Lender or Affiliate will continue to be a Lender or an Affiliate of a Lender with respect to such Indebtedness under this clause (c) for purposes of this Agreement), (d) to any Lender or any Affiliate of a Lender under any Treasury Management Agreement, and (e) all renewals, extensions and/or rearrangements of any of the foregoing.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document.

“Indemnitee” has the meaning assigned such term in Section 12.03(b).

“Initial Reserve Report” means, collectively, (a) the Reserve Report delivered by the Borrower for the Assets consisting of proved Oil and Gas Properties as of October 1, 2012 and (b) the Reserve Report delivered by the Borrower for the proved Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as of June 30, 2012.

“Intercreditor Agreement” means the Intercreditor Agreement among the Borrower, the Guarantors, the Administrative Agent and the administrative agent under the Plains Offshore Credit Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, with the consent of the Administrative Agent, nine or 12 months thereafter, as the Borrower may elect; provided, that (a) with respect to any Interest Period the Administrative Agent may consent to an Interest Period that is less than one month, (b) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding

Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (c) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Investment Grade Rating” means (i) Debt Ratings of at least Baa3 by Moody’s and at least BBB- by S&P, in each case with either a stable or positive outlook if such rating is Baa3 or BBB-, as the case may be, or (ii) a Debt Rating by either Moody’s or S&P as described in clause (i) and a Debt Rating from the other rating agency that is not more than one level below the Debt Rating described in clause (i).

“Issuing Bank” means JPMorgan and each Lender that agrees to act as an issuer of Letters of Credit hereunder at the request of the Borrower, in each case, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning set forth in Section 2.09(a).

“LC Commitment” means at any time $750,000,000.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn and unexpired stated amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I as Revolving Lenders, 5-Year Term Lenders, 7-Year Term Lenders, and any other Person that shall have become any of such Lenders hereto pursuant to Section 2.09 or an Assignment and Assumption other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing at Reuters Reference Screen LIBOR01 (or on any successor or substitute screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, in no event shall the LIBO Rate for any 7-Year Term Loan Interest Period be less than one percent (1%) per annum.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Loan Documents” means this Agreement, the Notes, all Letter of Credit Agreements, the Letters of Credit, the Security Instruments, and each other document that is identified as a Loan Document.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means Lenders holding Revolving Credit Exposures, unused Revolving Commitments, and Term Loans representing more than 50% of the aggregate amount of the Revolving Credit Exposures, unused Revolving Commitments, and Term Loans of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Majority Revolving Lenders” means Revolving Lenders holding Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the aggregate amount of the Revolving Credit Exposures and unused Revolving Commitments of all Revolving Lenders (without regard to any sale by a Revolving Lender of a participation in any Revolving Loan under Section 12.04(c)).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, excluding the effect of events, developments and circumstances affecting the oil and gas exploration and production industry generally, (b) the validity or enforceability of any of the Loan Documents taken as a whole or the ability of the Borrower and the Restricted Subsidiaries, taken as a whole, to perform any of their respective obligations under any Loan Document or (c) the rights and remedies of or benefits available to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document.

“Material Domestic Restricted Subsidiary” means each Wholly Owned Subsidiary that is a Domestic Subsidiary and owns assets representing 10% or more of the total assets of the Borrower and its Restricted Subsidiaries or whose EBITDAX represents 10% or more of the EBITDAX of the Borrower and its Restricted Subsidiaries. For purposes of this definition, the total assets and EBITDAX of the Borrower and its Restricted Subsidiaries shall be determined as of the end of the Borrower’s most recent fiscal quarter for which financial statements are available.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Credit Amount” means, as to each Revolving Lender, the amount set forth opposite such Lender’s name on Annex I (or its Assignment and Assumption or Joinder Agreement, as applicable) under the caption “Maximum Credit Amount”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06, (b) increased pursuant to Section 2.09, (c) modified from time to time pursuant to any assignment permitted by Section 12.04(b) or (d) amended by the addition of a new Increasing Lender pursuant to Section 2.09.

“Minimum Liquidity” means, as of any date of determination, the sum of (a) the aggregate unused amount of the Revolving Commitments under this Agreement as of such date and (b) all unrestricted and unencumbered cash and Investments of the type described in Section 9.06(c), (d), (e) and (f) reflected on the Borrower’s daily cash report as of the first day of the then-current month.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Restricted Subsidiary which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA to which the Borrower, a Subsidiary or an ERISA Affiliate makes or is obligated to make contributions, or with respect to which the Borrower, a Subsidiary or an ERISA Affiliate may have any liability.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender.

“Non-Recourse Debt” means any Debt of any Unrestricted Subsidiary or other Person in which the Borrower or a Restricted Subsidiary made an Investment permitted by Sections 9.06(g)(iii), (h) or (j), in each case in respect of which: (a) the holder or holders thereof (i) shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary or such Person to be performed, satisfied, and paid only out of, the Property of such Unrestricted Subsidiary or such Person and/or one or more of its Subsidiaries (but only to the extent that such Subsidiaries are Unrestricted Subsidiaries or not Subsidiaries of the Borrower) and/or any other Person (other than the Borrower and/or any Restricted Subsidiary) or the Equity Interests of such Unrestricted Subsidiary, such Person or such Subsidiaries and (ii) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to the Borrower or any Restricted Subsidiary or to any of the Property of Borrower or any Restricted Subsidiary (other than the Equity Interests of such Unrestricted Subsidiary or Person), whether for principal, interest, fees, expenses or otherwise; and (b) the terms and conditions relating to the non-recourse nature of such Debt are in form and substance reasonably acceptable to the Administrative Agent.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A-1, Exhibit A-2, or Exhibit A-3, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and as published on http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or such successor website.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, transportation, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04) treating the assignee and the assignor with respect to any assignment as the Recipient for purposes of the definition of Other Connection Taxes.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Additional Debt” means Debt permitted to be incurred pursuant to Section 9.02(j).

“Permitted Additional Debt Instruments” means the indentures, promissory notes, credit agreements and other instruments pursuant to which Permitted Additional Debt has been issued or incurred, as amended or supplemented as permitted by Section 9.05(b).

“Permitted Holders” means (i) James C. Flores and his spouse and lineal descendants, and their respective estates or legal representatives, (ii) trusts created for the benefit of such Persons and (iii) entities of which 80% or more of the Equity Interests having ordinary voting power is directly or indirectly owned by any of the preceding Persons.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plains Offshore” means Plains Offshore Operations Inc., a Delaware corporation.

“Plains Offshore Credit Agreement” means the Credit Agreement dated as of November 18, 2011 among Plains Offshore, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, amended and restated, extended, refinanced, or replaced.

“Plains Offshore Guaranty Agreement” means the Guaranty and Collateral Agreement dated as of November 18, 2011 among the Borrower, the other guarantors party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, as amended, amended and restated or replaced.

“Plains Offshore Revolving Credit Exposure” means the aggregate “Revolving Credit Exposure” as defined in the Plains Offshore Credit Agreement of all lenders under the Plains Offshore Credit Agreement less any cash collateral posted by the Borrower pursuant to Section 2.08 of the Plains Offshore Guaranty Agreement.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA and subject to Title IV of ERISA (other than a Multiemployer Plan), which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Point Arguello Partnerships” means the following partnerships of which Arguello Inc. is a managing general partner: (i) Gaviota Gas Plant Company, (ii) Point Arguello Natural Gas Line Company, and (iii) Point Arguello Pipeline Company.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Purchase Agreements” has the meaning set forth in the recitals hereto.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any Issuing Bank, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Refunded Swingline Loans” has the meaning specified in Section 2.10(e).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, employees, agents and attorneys, accountants and experts of such Person and such Person’s Affiliates.

“Required Revolving Lenders” means Revolving Lenders holding not less than 90% of the aggregate amount of the Revolving Credit Exposures of all Revolving Lenders and unused Revolving Commitments (without regard to any sale by a Revolving Lender of a participation in any Revolving Loan under Section 12.04(c)).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the date specified therein, the proved oil and gas reserves attributable to Oil and Gas Properties of the Borrower and the Restricted Subsidiaries or the Oil and Gas Properties included in the Assets, as the case may be, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time or the Administrative Agent’s pricing assumptions. For the avoidance of doubt, any reference in this Agreement (including Sections 8.12 and 9.12) to Oil and Gas Properties described, included or evaluated in a Reserve Report shall be deemed to exclude possible or probable oil and gas reserves attributable to such Oil and Gas Properties.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to make Refunded Swingline Loans and to purchase participations in Letters of Credit and Swingline Loans pursuant to Section 2.08 or Section 2.10, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 or Section 2.09 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Revolving Lender’s Revolving Commitment shall be the lesser of

(i) such Lender’s Maximum Credit Amount and (ii) such Lender’s Applicable Percentage of (A) the then effective Borrowing Base less (B) the sum of (1) the outstanding principal amount of the Term Loans and (2) the commitments of the lenders under the Plains Offshore Credit Agreement.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Loans, (ii) its LC Exposure, and (iii) its Applicable Percentage of outstanding Swingline Loans, in each case at such time.

“Revolving Lender” means a Person shown as having a Revolving Commitment on Annex I and any Person that shall become a Revolving Lender pursuant to Section 2.09 or pursuant to an Assignment and Assumption, other than a Person that ceases to be a Lender pursuant to an Assignment and Assumption.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Maturity Date” means November 30, 2017.

“Revolving Termination Date” means the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Section 1031 Counterparty” means an entity that is not an Affiliate of the Borrower and that will serve as an exchange accommodation titleholder in connection with the Section 1031 Exchange.

“Section 1031 Exchange” means a transaction intended to qualify for nonrecognition of gain or loss under Section 1031 of the Code pursuant to which the Borrower or a Subsidiary of the Borrower would exchange Oil and Gas Properties owned by it for Oil and Gas Properties owned by a third party.

“Secured Subordinated Intercompany Debt” has the meaning set forth in Section 9.02(e).

“Security Instruments” means the Guaranty Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit C-1, and any and all other agreements, instruments or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Carbon Emission Credit Agreements or Swap Agreements, in each case with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any

Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Seller Representations” means the representations and warranties made by the BP Seller, with respect to the BP Assets in the BP Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the BP Purchase Agreement or decline to consummate the BP Acquisition as a result of a breach of such representations and warranties in the BP Purchase Agreement.

“Senior Indenture” means the Indenture dated as of March 13, 2007, among the Borrower, as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, pursuant to which the Senior Notes were issued, as amended or supplemented as permitted by Section 9.05.

“Senior Lead Arranger” means J.P. Morgan Securities LLC in its capacity as the senior lead arranger and bookrunner hereunder.

“Senior Notes” means (a) to the extent issued as of the Effective Date, the Effective Date Senior Notes, (b) the $184,892,000 aggregate principal amount of 10% Senior Notes due 2016, (c) the $400,000,000 aggregate principal amount of 7 5/8% Senior Notes due 2018, (d) the $750,000,000 aggregate principal amount of 6 1/8% Senior Notes due 2019, (e) the $400,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2019, (f) the $300,000,000 aggregate principal amount of 7 5/8% Senior Notes due 2020, (g) the $600,000,000 6 5/8% Senior Notes due 2021, and (h) the $1,000,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2022, in each case issued by the Borrower pursuant to the Senior Indenture.

“7-Year Term Commitment” means, with respect to each 7-Year Term Lender, the commitment of such Lender to make a 7-Year Term Loan hereunder on the Effective Date in the amount set forth on Annex I. As of the Effective Date, the aggregate amount of the 7-Year Term Commitments of the 7-Year Term Lenders is $1,250,000,000.

“7-Year Term Lender” means a Person shown as having a 7-Year Term Commitment on Annex I and any Person that shall become a 7-Year Term Lender pursuant to an Assignment and Assumption, other than a Person that ceases to be a 7-Year Term Lender pursuant to an Assignment and Assumption.

“7-Year Term Loan” means a Loan made pursuant to Section 2.01(c).

“7-Year Term Maturity Date” means November 30, 2019.

“Shell Assets” means the undivided 50% working interest in the Holstein field and related assets owned by the Shell Seller.

“Shell Acquisition” has the meaning set forth in the recitals hereto.

“Shell Purchase Agreement” has the meaning set forth in the recitals hereto.

“Shell Seller” has the meaning set forth in the recitals hereto.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Specified Representations” means the representations of the Borrower and the Guarantors made in Sections 7.01, 7.02, 7.03(b)(i), 7.03(c), 7.08, 7.14, 7.15 and 7.16.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner other than the Point Arguello Partnerships; provided, however, that none of Sepulveda Oil and Gas Company, Nuevo Energy Company, Plains Offshore and any Subsidiary of Plains Offshore shall be a Subsidiary of the Borrower. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Super-majority Revolving Lenders” means Revolving Lenders holding not less than 66.67% of the aggregate amount of the Revolving Credit Exposures of all Revolving Lenders and unused Revolving Commitments (without regard to any sale by a Revolving Lender of a participation in any Revolving Loan under Section 12.04(c)).

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement and (ii) no Carbon Emission Credit Agreement will be a Swap Agreement.

“Swingline Commitment” of each Swingline Lender means the obligation of such Swingline Lender to make Swingline Loans pursuant to Section 2.10 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000; the aggregate Swingline Commitments of all Swingline Lenders is $100,000,000.

“Swingline Lenders” means JPMorgan and one additional Revolving Lender that agrees to make Swingline Loans at the request of the Borrower, in each case in its capacity as a lender of Swingline Loans.

“Swingline Loans” has the meaning specified in Section 2.10.

“Swingline Participation Amount” has the meaning specified in Section 2.10(f).

“Swingline Rate” means the “ASK” rate for over-night Federal funds appearing on Bloomberg Page BTMM on the date the Borrower requests a Swingline Loan hereunder and on each day thereafter that such Swingline Loan is outstanding.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Lender” means a 5-Year Term Lender and/or a 7-Year Term Lender, as the context requires.

“Term Loan” means a 5-Year Term Loan or a 7-Year Term Loan.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document, the Bridge Loan Facility, the issuance of the Effective Date Senior Notes contemplated by Section 6.01(i), the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments, (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral pursuant to the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments and (c) each Restricted Subsidiary, the execution, delivery and performance by such Restricted Subsidiary of each Loan Document to which it is a party, and such Restricted Subsidiary’s grant of the security interests and provision of collateral pursuant to the Security Instruments, and the grant of Liens by such Restricted Subsidiary on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Treasury Management Agreement” means an agreement between the Borrower or a Restricted Subsidiary and a Lender or an Affiliate of a Lender to provide treasury management services and arrangements.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 7.11 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.07.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e).

“Wholly Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly Owned Subsidiaries.

“Withholding Agent” means the Borrower, any Guarantor, and the Administrative Agent.

Section 1.03 Types of Loans and Borrowings.

For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type and Class (e.g., a “Eurodollar Revolving Loan” or a “Eurodollar 7-Year Borrowing”).

Section 1.04 Terms Generally; Rules of Construction.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. The amount of any basket, threshold or other amount to be calculated as of a certain date shall be the amount calculated as of such date without adjustment for any subsequent increases or decreases in such amount after such date (including any increases resulting from the accrual of interest, if any).

Section 1.05 Accounting Terms and Determinations; GAAP.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, if (i) the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of or calculation of compliance with such provision or (ii) the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01 Commitments.

Subject to the terms and conditions set forth herein:

(a) Revolving Loans. Each Revolving Lender agrees to make revolving loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) 5-Year Term Loans. Each 5-Year Term Lender agrees to make a single loan to the Borrower on the Effective Date in the principal amount of such Lender’s 5-Year Term Commitment. The 5-Year Term Commitments are not revolving in nature, and amounts prepaid or repaid with respect to 5-Year Term Loans may not be reborrowed.

(c) 7-Year Term Loans. Each 7-Year Term Lender agrees to make a single loan to the Borrower on the Effective Date in the principal amount of such Lender’s 7-Year Term Commitment. The 7-Year Term Commitments are not revolving in nature, and amounts prepaid or repaid with respect to 7-Year Term Loans may not be reborrowed. Each 7-Year Term Lender shall fund its 7-Year Term Loan at 99.5% of par.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan of each Class shall be made as part of a Borrowing consisting of Loans of such Class made by the appropriate Lenders ratably in accordance with their respective Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. No such designation or transfer shall result in any liability on the part of the Borrower for increased costs or expenses resulting solely from such designation or transfer (except any such transfer which is made by a Lender pursuant to Section 5.04 or Section 5.05, or otherwise for the purpose of complying with any Governmental Requirement). Increased costs for expenses resulting from a Change in Law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each ABR Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 15 Eurodollar Revolving Borrowings and (ii) 6 Eurodollar Term Loan Borrowings outstanding unless the Administrative Agent otherwise agrees. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date in the case of a Revolving Loan or the 5-Year Term Maturity Date in the case of a 5-Year Term Loan or the 7-Year Term Maturity Date in the case of a 7-Year Term Loan.

(d) Notes. If requested by a Lender, the Loans of any Class made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibits A-1, A-2, or A-3, as appropriate, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the Effective Date, (ii) any other Lender, as of the date such Lender becomes a party hereto, payable to such Lender in a principal amount equal to its Maximum Credit Amount, the principal amount of its 5-Year Term Loan, or the principal amount of its 7-Year Term Loan, as the case may be, as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason or the amount of a Term Lender’s Term Loans increases (whether pursuant to Section 2.06, Section 2.09, Section 12.04(b) or otherwise) and at such Lender’s request, the Borrower shall deliver or cause to be delivered, on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount (after giving effect to such increase or decrease), the principal amount of its 5-Year Term Loan (after giving effect to such increase), or the principal amount of its 7-Year Term

Loan (after giving effect to such increase), as the case may be, and otherwise duly completed. The date, amount, Type, Class, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note of such Class, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of such Note.

(e) No Novation. It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder.

Section 2.03 Requests for Borrowings.

To request a new Borrowing other than a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the Class of such Borrowing;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; provided, however, that with respect to 7-Year Term Loans, the initial Interest Period must be three months; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then (except as provided in clause (v) above for 7-Year Term Loans) the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. No such conversion or continuation shall be deemed the making of a new Borrowing for purposes of this Agreement, including without limitation Article VI. This Section shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided, however, that with respect to 7-Year Term Loans, the Interest Period must be three months.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.10. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Commitments and Aggregate Maximum Credit Amounts.

(a) Termination of Term Loan Commitments. The 5-Year Term Commitments and the 7-Year Term Commitments will terminate at the close of business on the Effective Date.

(b) Scheduled Termination of Commitments. Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Revolving Commitments shall terminate on the effective date of such termination or reduction.

(c) Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04, the total Revolving Credit Exposures would exceed the total Revolving Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(c)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Revolving Lenders in accordance with each Revolving Lender’s Applicable Percentage of the Revolving Commitments.

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the next Redetermination Date, the amount of the Borrowing Base shall be $5,300,000,000; provided, however, that (i) if the Effective Date Senior Notes exceed $2,500,000,000, then the Borrowing Base will be reduced by 25% of such excess and (ii) the Borrowing Base will be adjusted as described in Section 6.01(p). Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time, whether before or after such Redetermination Date, pursuant to Section 9.02(j) or Section 9.12(c).

(b) Scheduled and Interim Redeterminations. Subject to Section 2.07(d), the Borrowing Base shall be redetermined (a “Scheduled Redetermination”) on or before May 1st of each year, commencing May 1, 2013. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Super-majority Revolving Lenders, by notifying the Borrower thereof, each elect to cause the Borrowing Base to be redetermined one time between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07. Furthermore, if in the period between any two Borrowing Base redeterminations the termination of any Swap Agreement to which the Borrower or any Restricted Subsidiary is a party hedging the prices of Hydrocarbons causes the hedge termination value of all such Swap Agreements terminated in such period to exceed 10% of the Borrowing Base then in effect, then upon the request of the Super-majority Revolving Lenders, the Borrowing Base will be redetermined in accordance with this Section 2.07, and such redetermination will not affect the right of the Super-majority Revolving Lenders to request a redetermination of the Borrowing Base pursuant to the preceding sentence.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.11(a), and, in the case of an Interim Redetermination, pursuant to Section 8.11(b), and (B) such other reports, data and supplemental information as may, from time to time, be reasonably requested by the Majority Revolving Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate and consistent with its normal oil and gas lending criteria as it exists at the particular time.

(ii) The Administrative Agent shall notify the Borrower and the Revolving Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) in a timely and complete manner, then on or before the earlier of (x) fifteen days after the receipt of such Engineering Reports and (y) April 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within 15 days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by the Required Revolving Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Super-majority Revolving Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Revolving Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, at the end of such 15 days, any Revolving Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, the Required Revolving Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Super-majority Revolving Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, the Required Revolving Lenders or the Super-majority Revolving Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Revolving Lenders to ascertain the highest Borrowing Base then acceptable to a number of Revolving Lenders sufficient to constitute the Required Revolving Lenders or the Super-majority Revolving Lenders, as applicable, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by the Required Revolving Lenders or the Super-majority Revolving Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Revolving Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amounts shall become the new Borrowing Base, effective and applicable to the Borrower, the Agents, each Issuing Bank and all of the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) in a timely and complete manner, then on the earlier of (x) the date of such New Borrowing Base Notice, if such notice is dated before May 1st, and (y) May 1st following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amounts shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 9.02(j) or 9.12(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Calculation of Borrowing Base After Revolving Termination Date. Notwithstanding the foregoing provisions of this Section 2.07, if all Revolving Loans have been paid in full and the Revolving Commitments have been terminated (or expired), the Borrowing Base will be equal to the amount of (i) 65% of the net present value discounted at 9% of proved developed producing reserves described in the most recent Reserve Report delivered to the Administrative Agent, plus (ii) 35% of the net present value discounted at 9% of proved developed non-producing reserves described in such Reserve Report, plus (iii) 25% of the net present value discounted at 9% of proven undeveloped reserves described in such Reserve Report, plus or minus (iv) 65% of the net present value discounted at 9% of the future receipts expected to be paid to or by the Borrower and its Restricted Subsidiaries under commodity swap agreements (other than basis differential commodity Swap Agreements), netted against the price described below, plus or minus (v) 65% of the net present value discounted at 9% of the future receipts expected to be paid to or by the Borrower and its Restricted Subsidiaries under basis differential commodity Swap Agreements, in each case for the Borrower and its Restricted Subsidiaries. Such calculations shall be made (A) for purposes of clauses (i) through (iv) above, using estimates by the Borrower in a Reserve Report applying the ICE(Brent)/NYMEX (as applicable) published forward prices adjusted for relevant basis differentials (before any state or federal or other income tax) and (B) for purposes of clauses (iv) and (v) above, using estimates by the Borrower applying, if available, the relevant ICE(Brent)/NYMEX (as applicable) published forward basis differential or, if such ICE(Brent)/NYMEX (as applicable) forward basis differential is unavailable, in good faith based on historical basis differential (before any state or federal or other income tax). For any months beyond the term included in published ICE(Brent)/NYMEX (as applicable) forward pricing, the price used will be equal to the last published contract escalated at 1.5% per annum.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period; provided, however, that (i) no Letter of Credit shall be issued if, after such issuance, the LC Exposure would exceed the lesser of (A) the LC Commitment and (B) an amount equal to the aggregate Revolving Commitments minus the aggregate Revolving Credit Exposure and (ii) the Borrower shall not request the issuance of a Letter of Credit to support a Swap Agreement permitted under Section 9.16 or a Carbon Emissions Credit Agreement if such issuance would cause the aggregate face amount of all Letters of Credit securing such Swap Agreements or Carbon Emissions Credit Agreements to exceed $200,000,000. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver, telecopy or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank, to any Issuing Bank (or the Issuing Bank that issued the Letter of Credit to be amended, renewed or extended) and the Administrative Agent (not less than three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit issued by such Issuing Bank to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit; and

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.

If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) unless consented to by the applicable Issuing Bank and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Revolving Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of any Issuing Bank that issues a Letter of Credit hereunder, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is equal to or greater than $1,000,000, the Borrower shall be deemed to have requested, and the Borrower does hereby request under such circumstances, that such LC Disbursement be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. For purposes of Section 2.01(a), the amount of the ABR Revolving Borrowing shall be considered, but the amount of the LC Disbursement to be concurrently reimbursed shall not be considered. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Revolving Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Revolving Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this Section 2.08(e) to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by such Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Subject to the terms of this clause (i), any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such retiring or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such resignation or replacement of an Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the retiring or replaced Issuing Bank pursuant to Section 3.05(b). In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the retiring or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Revolving Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Revolving Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, any Issuing Bank, the Administrative Agent, the Revolving Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. In the event of any such payment by the Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made on or prior to the respective expiration dates thereof, the Administrative Agent agrees, if no Event of Default is then continuing or if no other amounts are then outstanding under this Agreement, the Notes or the Loan Documents, to remit to the Borrower amounts for which the contingent obligations evidenced by the Letters of Credit have ceased. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Existing Letters of Credit. The Borrower, the Administrative Agent and the Revolving Lenders acknowledge that, pursuant to the Existing Credit Agreement, Issuing Banks issued, for the account of one or more Obligors, the letters of credit listed on Schedule 2.08 (the “Existing Letters of Credit”). Each Revolving Lender acknowledges that the Existing Letters of Credit constitute Letters of Credit under this Agreement. The aggregate undrawn amount of the Existing Letters of Credit are part of the aggregate LC Exposure so that the amount available under each Revolving Lender’s Revolving Commitment shall be reduced by such Revolving Lender’s Applicable Percentage of such undrawn amount. If the Borrower desires to extend the existing expiry date of any Existing Letter of Credit, or request a substitute Letter of Credit be issued for any reason in respect of any Existing Letter of Credit, the Borrower shall submit to the applicable Issuing Bank a notice described in Section 2.08(b).

Section 2.09 Increase in the Maximum Credit Amounts.

(a) The Borrower may, on no more than five occasions during the period beginning on the Effective Date to and including the date that is six months prior to the Revolving Maturity Date, by written notice to the Administrative Agent executed by the Borrower and one or more financial institutions (any such financial institution executing such notice being called an “Increasing Lender”), which may include any Lender, cause the Maximum Credit Amounts to be extended by the Increasing Lenders if such Increasing Lender is not already a Revolving Lender (or cause the Maximum Credit Amounts of the Increasing Lenders that are already Revolving Lenders to be increased, as the case may be) in an amount for each Increasing Lender set forth in such notice; provided that:

(i) each extension of new Maximum Credit Amounts or increase in existing Maximum Credit Amounts pursuant to this paragraph shall result in the aggregate Maximum Credit Amounts being increased by no less than $25,000,000;

(ii) the sum of all new Maximum Credit Amounts and increases in existing Maximum Credit Amounts pursuant to this paragraph shall not exceed $600,000,000 without the approval of all Revolving Lenders;

(iii) each Increasing Lender that is not already a Revolving Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed);

(iv) each Increasing Lender, if not already a Revolving Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed joinder agreement in a form reasonably satisfactory to the Administrative Agent and the Borrower (a “Joinder Agreement”);

(v) any Lender requested by the Borrower to become an Increasing Lender may elect, or decline, such request in its sole discretion;

(vi) since December 31, 2011, no event has occurred that has had or could reasonably be expected to have a Material Adverse Effect;

(vii) no Event of Default would exist after giving effect to such increase in Maximum Credit Amounts;

(viii) the maturity date of such increases in Maximum Credit Amounts shall be the same as the Revolving Maturity Date;

(ix) such increases in Maximum Credit Amounts shall require no mandatory commitment reduction prior to the Revolving Maturity Date;

(x) the increases in Maximum Credit Amounts shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Loans (provided that the Applicable Margin of the Revolving Loans may be increased to be consistent with that for such increases in Maximum Credit Amounts);

(xi) the Borrower shall deliver corporate resolutions of the Borrower approving such increase; and

(xii) if requested by the Administrative Agent, the Borrower shall deliver a legal opinion in form and substance reasonably satisfactory to the Administrative Agent.

New Maximum Credit Amounts and increases in Maximum Credit Amounts shall become effective on the date specified in the applicable notices delivered pursuant to this Section 2.09(a).

(b) Upon the effectiveness of any Joinder Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Revolving Lender hereunder and subject to all obligations of a Revolving Lender hereunder and (ii) Annex I shall be deemed to have been amended to reflect the Maximum Credit Amount of such Increasing Lender as provided in such Joinder Agreement. Upon the effectiveness of any increase pursuant to this Section 2.09 in the Maximum Credit Amount of a Revolving Lender already a party hereto, Annex I shall be deemed to have been amended to reflect the increased Maximum Credit Amount of such Revolving Lender.

(c) The Borrower shall prepay any Revolving Loans outstanding prior to the effectiveness of such increase or extension, together with any amounts due pursuant to Section 5.02, with new Loans made pursuant to Section 2.01 ratably in accordance with the Maximum Credit Amounts in effect following such extension or increase.

Section 2.10 Swingline Loans.

(a) Subject to the terms and conditions hereof, each Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time until the Revolving Termination Date by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate outstanding principal amount of Swingline Loans owed to each Swingline Lender at any time shall not exceed its

Swingline Commitment then in effect (notwithstanding that the outstanding Swingline Loans owed to any Swingline Lender at any time, when aggregated with such Swingline Lender’s other outstanding Loans, may exceed its Revolving Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lenders shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount (without duplication) of the Revolving Loans, the Swingline Loans and the L/C Exposure would exceed the aggregate Revolving Commitments. Prior to the Revolving Termination Date, the Borrower may use the Swingline Commitment by borrowing, repaying (in whole or part) and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Borrower shall repay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on or before the earlier of (i) the Revolving Termination Date and (ii) the 15th Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed pursuant to Section 2.01(a), the Borrower shall repay all Swingline Loans then outstanding. The unpaid principal amount of each Swingline Loan shall bear interest at the per annum rate equal to the Swingline Rate in effect from time to time plus the Applicable Margin for Eurodollar Loans.

(c) The obligation of each Swingline Lender to make Swingline Loans to the Borrower is subject to the same conditions precedent for the making of Revolving Loans under Section 6.02; provided that any Swingline Loans made on the Effective Date shall be subject only to Section 6.01.

(d) Whenever the Borrower desires that a Swingline Lender make Swingline Loans it shall give irrevocable telephonic notice to the Administrative Agent and such Swingline Lender, confirmed promptly in writing (which telephonic notice must be received by such Swingline Lender not later than 2:30 p.m., New York City time, on the proposed date Swingline Loans are requested to be made), specifying (i) the amount to be borrowed and (ii) the requested date such Swingline Loans are to be advanced (which shall be a Business Day). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof. As soon as such funds are available, but in any event not later than 3:00 p.m., New York City time, on the date such Swingline Loans are requested to be advanced pursuant to the Borrower’s corresponding written request referenced above, such Swingline Lender shall make available to the Administrative Agent at the office designated by the Administrative Agent for such purpose an amount in immediately available funds equal to the amount of the Swingline Loans to be made by such Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower at such office in immediately available funds as soon as such funds are available, but in any event not later than 3:00 p.m., New York City time, on the date such Swingline Loans are requested to be advanced pursuant to the Borrower’s corresponding written request.

(e) Each Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably authorizes each Swingline Lender to so act on its behalf), on one Business Day’s prior notice to the Administrative Agent and each Lender, with copy to the Borrower, given by such Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby severally agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Applicable Percentage of the aggregate amount of such Swingline Lender’s Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay such Swingline Lender. Each Revolving Lender shall make the amount of such Loan available to the Administrative Agent at such office in immediately available funds, not later than 10:00 a.m., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to such Swingline Lender for application by it to the repayment of the Refunded Swingline Loans.

(f) If prior to the time a Refunded Swingline Loan would have otherwise been made pursuant to Section 2.10(e), one of the events described in Section 10.01(h) or Section 10.01(i) shall have occurred and be continuing with respect to the Borrower or any Material Domestic Restricted Subsidiary or if for any other reason, as determined by such Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.10(e), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.10(e), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to such Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Applicable Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding to such Swingline Lender that were to have been repaid with such Revolving Loans.

(g) Whenever, at any time after a Swingline Lender has received from any Revolving Lender such Revolving Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of its outstanding Swingline Loans, such Swingline Lender will distribute to such Revolving Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(h) Each Revolving Lender’s obligation to make the Revolving Loans referred to in Section 2.10(e) and to purchase participating interests pursuant to Section 2.10(f) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lenders, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default or the failure to satisfy any of the other conditions specified in Section 6.02, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any Guarantor or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.11 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) Commitment fees will cease to accrue on the unfunded portion of the Revolving Commitment of the Defaulting Lender pursuant to Section 3.05(a) and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 3.05(a);

(b) The Commitment and Revolving Credit Exposure of the Defaulting Lender will not be included in determining whether all Revolving Lenders, the Majority Lenders, the Majority Revolving Lenders, the Required Revolving Lenders or the Super-majority Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), except that any waiver, amendment or modification requiring the consent of all Revolving Lenders or each affected Revolving Lender which affects the Defaulting Lender differently than other affected Revolving Lenders will require the consent of the Defaulting Lender;

(c) If any Swingline Loans are outstanding or any LC Exposure exists at the time a Revolving Lender is a Defaulting Lender then solely for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans and Letters of Credit pursuant to Sections 2.08 and 2.10,

(i) all or any part of the Swingline Participation Amount and LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Participation Amount and LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments and (y) each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five Business Days following notice by the Administrative Agent given no later than 12:00 Noon, New York City time (x) first, prepay the Swingline Participation Amount of the Defaulting Lender to the Swingline Lenders and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.11(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting

Lender’s LC Exposure is cash collateralized; if the LC Exposure of the Defaulting Lender is reallocated pursuant to this Section 2.11, then the fees payable to the Revolving Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages with the balance of such fee, if any, being retained by the Borrower for its own account or, to the extent any LC Exposure shall then be outstanding, being payable to the Issuing Bank for its own account to the extent such fee relates to the amount of such LC Exposure; or

(iv) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.11, then, without prejudice to any rights or remedies of any Issuing Bank or any Revolving Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(d) So long as any Revolving Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower, and participating interests in any such newly issued, amended, renewed, extended or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.11(c)(i) (and Defaulting Lenders shall not participate therein).

(e) Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 4.01(c) but excluding Section 5.04(b)) will, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to each Issuing Bank and each Swingline Lender hereunder, (iii) third, to the funding of any Revolving Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in an interest bearing account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, if no Event of Default exists, to the payment of any amounts then owing to the Borrower or the Revolving Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Revolving Loans or reimbursement obligations in respect of LC Disbursement or Swingline Participation Amount that a Defaulting Lender has not fully funded its participation obligations and (y) in the case of such Revolving Loans, such Revolving Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment will be applied solely to prepay the Revolving Loans of, and reimbursement obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Loans, or reimbursement obligations owed to, any Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post cash collateral pursuant to Section 2.11 shall be deemed paid to and redirected by such Defaulting Lender, and each Revolving Lender irrevocably consents to the foregoing.

(f) If any Revolving Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Revolving Lender to be replaced in accordance with Section 5.04(b).

(g) The Borrower may terminate the unused amount of the Revolving Commitment of that Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Revolving Lenders thereof), provided, that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender, or any Revolving Lender may have against such Defaulting Lender. In such event, the Aggregate Maximum Credit Amounts and the Applicable Percentages of the remaining Revolving Lenders shall be readjusted automatically to reflect the termination of the Maximum Credit Amount of the Defaulting Lender.

(h) In the event that the Administrative Agent, the Borrower, the Issuing Banks and the Swingline Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then (i) all cash collateral deposited with respect to LC Exposure or Swingline Loans pursuant to Section 2.11(c) shall be promptly released to the Borrower, and (ii) the Swingline Participation Amounts and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender’s Revolving Commitment and on such date such Defaulting Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a Revolving Lender will constitute a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lenders, or any other Revolving Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender except as expressly set forth above.

Section 2.12 Existing Credit Agreement.

(a) On the Effective Date:

(i) the Borrower shall pay all accrued and unpaid commitment fees, break funding fees under Section 5.02, and all other fees and expenses that are outstanding under the Existing Credit Agreement for the account of each lender under the Existing Credit Agreement, in each case to the extent invoiced at least two Business Days prior to the Effective Date (or such later date reasonably agreed by the Borrower);

(ii) the commitments of the lenders under the Existing Credit Agreement that are Revolving Lenders under this Agreement are reallocated among such Revolving Lenders and, as applicable, increased as set forth on Annex I;

(iii) the commitment of any lender under the Existing Credit Agreement that is not a Revolving Lender hereunder will be terminated.

(iv) each “ABR Loan” and “Eurodollar Loan” outstanding under the Existing Credit Agreement will be deemed to be continued as existing Revolving Loans of the same Type under this Agreement;

(v) any letters of credit outstanding under the Existing Credit Agreement will be deemed Letters of Credit issued under this Agreement; and

(vi) the Existing Credit Agreement and the commitments thereunder will be superseded by this Agreement.

It is the intent of the parties hereto that this Agreement amends and restates in its entirety the Existing Credit Agreement and re-evidences the obligations of the Borrower outstanding thereunder. This Agreement does not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities. The Borrower acknowledges and affirms that the Liens granted by it under each of the Security Instruments to secure its obligations under the Existing Credit Agreement will secure the Indebtedness.

(b) The Borrower, the Administrative Agent, and the Revolving Lenders shall make adjustments to the outstanding principal amount of the loans under the Existing Credit Agreement, including the borrowing of additional Revolving Loans hereunder and the repayment of loans under the Existing Credit Agreement as necessary to provide for Revolving Loans by each Revolving Lender in proportion to, and in any event not in excess of, the amount of its relevant Revolving Commitment as of the Effective Date. Each Revolving Lender will be deemed to have made an assignment of its outstanding loans and commitments under the Existing Credit Agreement, and assumed outstanding loans and commitments under the Existing Credit Agreement, and assumed outstanding loans and commitments of other lenders under the Existing Credit Agreement as may be necessary to effect the foregoing.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans.

(a) Revolving Loans. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date and (ii) to each Swingline Lender the unpaid principal amount of its Swingline Loans in accordance with Section 2.10(b).

(b) 5-Year Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each 5-Year Term Lender, the 5-Year Term Loans in five (5) installments, the first four (4) being due and payable on the last Business Day of each December commencing December 31, 2013 in an amount equal to 10% of the original principal balance of the 5-Year Term Loans and the last payment being due and payable on the 5-Year Term Maturity Date in an amount equal to the then outstanding principal balance of the 5-Year Term Loans; provided that, any principal payments on the 5-Year Term Loans made by the Borrower pursuant to Section 3.04 hereof shall reduce on a dollar-for-dollar basis in the current order of maturity the amortization payments required pursuant to this clause (b).

(c) 7-Year Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each 7-Year Term Lender, the 7-Year Term Loans in seven (7) installments, the first six (6) being due and payable on the last Business Day of each December commencing December 31, 2013 in an amount equal to 7.143% of the original principal balance of the 7-Year Term Loans and the last payment being due and payable on the 7-Year Term Maturity Date in an amount equal to the then outstanding principal balance of the 7-Year Term Loans; provided that, any principal payments on the 7-Year Term Loans made by the Borrower pursuant to Section 3.04 hereof shall reduce on a dollar-for-dollar basis in the current order of maturity the amortization payments required pursuant to this clause (c).

Section 3.02 Interest.

(a) Revolving Loans. The Revolving Loans comprising any Borrowing will bear interest at the Borrower’s election at either (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Loans or (ii) the Alternate Base Rate plus the Applicable Margin for ABR Loans, but in no event to exceed the Highest Lawful Rate.

(b) 5-Year Term Loans. The 5-Year Loans comprising any Borrowing will bear interest at the Borrower’s election at either (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 3.00% or (ii) the Alternate Base Rate plus 2.00%, but in no event to exceed the Highest Lawful Rate.

(c) 7-Year Term Loans. The 7-Year Term Loans comprising any Borrowing will bear interest at the Borrower’s election at either (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 3.00% or (ii) the Alternate Base Rate plus 2.00%, but in no event to exceed the Highest Lawful Rate.

(d) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (A) the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section plus 2%, and with respect to any Eurodollar Loan, after the expiration of the Interest Period in which such Event of Default arose, the Default Rate, or (B) the Highest Lawful Rate or (ii) in the case of any other amount, the lesser of (A) the Default Rate or (B) the Highest Lawful Rate.

(e) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, on the Revolving Termination Date, in the case of 5-Year Term Loans, on the 5-Year Term Maturity Date and in the case of 7-Year Term Loans, on the 7-Year Term Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion (but only to the extent so converted).

(f) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b). Notwithstanding the foregoing, in the event that, prior to the first anniversary of the Effective Date, the Borrower (i) prepays, refinances, substitutes or replaces all or any portion of the 7-Year Term Loans with proceeds of any term loan financing primarily marketed to institutional lenders, including insurance companies, funds and other investors which are not commercial banks, incurred by the Borrower or any Restricted Subsidiary having an applicable total yield that is less than the effective total yield of the 7-Year Term Loans being prepaid, refinanced, substituted or replaced or (ii) effects any amendment of this Agreement resulting in the 7-Year Term Loans having an applicable total yield that is less than the effective total yield of the 7-Year Term Loans immediately prior to such amendment, then the Borrower shall pay to each 7-Year Term Lender (A) in the case of clause (i), a prepayment premium equal to 1.0% of the aggregate principal amount of such 7-Year Term Loans so prepaid, refinanced, substituted or replaced and (B) in the case of clause (ii), a fee equal to 1.0% of the aggregate principal amount of the applicable 7-Year Term Loans outstanding immediately prior to such amendment.

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the relevant Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing or Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the Borrowing to be prepaid, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (other than a prepayment of all outstanding Loans of any Class). The Administrative Agent shall apply each prepayment of a Borrowing ratably to the Loans included in the Borrowing specified in the Borrower’s notice of prepayment. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(c), the total Revolving Credit Exposures exceeds the total Revolving Commitments, then the Borrower shall (A)

prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii) Upon any redetermination of the amount of the Borrowing Base in accordance with Section 2.07, if a Borrowing Base Deficiency exists, then the Borrower shall apply funds in an amount equal to such Borrowing Base Deficiency as follows: (A) first, to prepay any outstanding Swingline Loans and (B) thereafter, at the Borrower’s discretion provided that any such remaining amount is applied to either prepay any outstanding Borrowings of Revolving Loans, provide cash collateral in accordance with Section 2.08(j), or to prepay any outstanding Borrowings of Term Loans provided that any prepayment of Term Loans must be to both 5-Year Loans and 7-Year Loans in proportion to the principal amount of each such Class outstanding. The Borrower shall be obligated to make 50% of such prepayment and/or deposit of cash collateral within 90 days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) and to make the balance of such prepayment within 180 days of such date; provided that all payments on outstanding Revolving Loans to be made pursuant to this clause (ii) must be made on or prior to the Revolving Maturity Date, all payments on outstanding 5-Year Term Loans to be made pursuant to this clause (ii) must be made on or prior to the 5-Year Term Maturity Date and all payments on outstanding 7-Year Term Loans to be made pursuant to this clause (ii) must be made on or prior to the 7-Year Term Maturity Date.

(iii) Upon any adjustments to the Borrowing Base pursuant to Section 9.02(j) or Section 9.12(c), if a Borrowing Base Deficiency exists, then the Borrower shall apply funds in an amount equal to such Borrowing Base Deficiency as follows: (A) first, to prepay any outstanding Swingline Loans and (B) thereafter, at the Borrower’s discretion provided that any such remaining amount is applied to either prepay any outstanding Borrowings of Revolving Loans, provide cash collateral in accordance with Section 2.08(j), or to prepay any outstanding Borrowings of Term Loans. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it or any Subsidiary receives proceeds as a result of such disposition or debt incurrence.

(iv) Each prepayment of Borrowings (other than Swingline Loans) pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v) Each prepayment of Borrowings (other than Swingline Loans) pursuant to this Section 3.04(c) shall be applied ratably to the Loans of the relevant Class included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender to the extent set forth in Section 2.11) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Revolving Commitment of such Revolving Lender (calculated as if no Swingline Loans were outstanding) during the period from and including the Effective Date to but excluding the Revolving Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Revolving Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender to the extent set forth in Section 2.11) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Revolving Eurodollar Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements which has been funded by such Revolving Lender) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of that portion of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure attributable to such Issuing Bank, provided that (A) in no event shall such fee be less than $125 for each Letter of Credit during any quarter and (B) if the expiration date of the Letter of Credit is less than one year after its date of issuance and the aggregate fronting fee otherwise payable through its expiration would be less than $500, then the Borrower shall pay to the Issuing Bank $500 upon the issuance of such Letter of Credit in lieu of the fronting fee otherwise payable, and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Revolving Termination Date and any such fees accruing after the Revolving Termination Date shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs.

Sectkon 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due (for purposes of computing interest and fees, each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day), in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and expenses then due hereunder, such funds shall be applied (i) first, towards payment of expenses then due under Section 12.03, ratably among the parties entitled thereto in accordance with the amounts of expenses then due to such parties, (ii) second, towards payment of fees and interest (including any interest payable pursuant to Section 2.08(h)), then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of such interest and fees then due to such parties, (iii) third, towards payment of principal of the Revolving Loans, 5-Year Term Loans, 7-Year Term Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, and (iv) fourth, towards the cash collateralization of Letters of Credit then outstanding in an aggregate amount equal to the LC Exposure.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements or Swingline Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent.

If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e), Section 2.10(e), Section 2.10(f) or Section 4.02

then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 4.04 Disposition of Proceeds.

The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01 Increased Costs.

(a) Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise, but not including Taxes described in clauses (a)(ii) through (d) of the definition of Excluded Taxes or Indemnified Taxes), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to liquidity and/or capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (exclusive of any lost profits or opportunity costs). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Withholding Agent shall be required by applicable law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 5.03(a)), the Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Withholding Agent shall make such deductions and (iii) the Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify an applicable Recipient within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the applicable Recipient on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify such Recipient for any amounts under this Section 5.03(c) to the extent that such Recipient fails to provide written notice to the Borrower of its intent to make a claim for indemnification under this Section 5.03(c) within 180 days after a claim is asserted against such Person by the relevant Governmental Authority. A certificate of the Recipient as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such non-U.S. documentation (other than such documentation set forth in Section 5.03(e)(ii) and Section 5.03(e)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document; IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such treaty;

(B) executed originals of IRS Form W-8ECI (or successor form);

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or successor form);

(D) to the extent that a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or successor forms), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the Form of Exhibit E-4 on behalf of each such direct or indirect partner; or executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” includes any amendments made to FATCA after the date of this Agreement.

If any form or certification previously delivered by a Lender pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Defined Terms. For purposes of this Section 5.03, the term “Lender” included any Issuing Bank and the term “applicable law” includes FATCA.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If (i) any Lender requests compensation under Section 5.01, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (1) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender solely as a result of such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender is a Defaulting Lender, (iv) any Lender has asserted that any adoption or change of the type described in Section 5.05 has occurred, (v) any Lender fails to approve an amendment, waiver or other modification to this Agreement requiring the consent of all Lenders (or each affected Lender, as applicable) and at least the Majority Lenders have approved such amendment, waiver or other modification, (vi) any Revolving Lender fails to approve an amendment, waiver or other modification to this Agreement and at least the Super-majority Revolving Lenders have approved such amendment, waiver or other modification, or (vii) any Revolving Lender fails to approve an increase, decrease or reaffirmation of the Borrowing Base and at least the Super-majority Revolving Lenders have approved such increase, decrease or reaffirmation, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not a Revolving Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans and LC Disbursements, if any, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05 Illegality.

Notwithstanding any other provision of this Agreement:

(a) In the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (i) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (ii) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans; and

(b) If it becomes unlawful for any Revolving Lender or its applicable lending office to honor its obligation to make any Revolving Loans to the Borrower, then such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make Revolving Loans shall be suspended until such time as such Lender may again make and maintain Revolving Loans to the Borrower. The Borrower shall have no obligation to pay to such Lender the commitment fee described in Section 3.05(a) that would otherwise accrue during such period of suspension.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date; Credit Events on Effective Date.

The obligations of the Lenders to amend and restate the Existing Credit Agreement and to make the initial Loans on the Effective Date, of any Swingline Lender to make Swingline Loans on the Effective Date and of any Issuing Bank to issue Letters of Credit hereunder on the Effective Date (including the Existing Letters of Credit) shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) To the extent invoiced at least two Business Days prior to the Effective Date (or such later date reasonably agreed by the Borrower), all fees due and payable and required to be paid on or before the Effective Date pursuant to any fee letter previously agreed in writing between the Administrative Agent, the Arrangers and the Borrower and all reasonable out-of-pocket expenses due and payable and required to be paid on or before the Effective Date pursuant to any commitment letter in respect of the Commitments as agreed in writing between the Arrangers and the Borrower shall have been paid or will be paid substantially concurrent with the funding of the Loans made on the Effective Date. For the avoidance of doubt, any such fees and expenses may be deducted from the proceeds of the Loans made on the Effective Date.

(b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and of each Guarantor dated as of the Effective Date setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which the Borrower or such Guarantor is a party and to enter into the transactions contemplated in those documents, and (ii) certifying the articles or certificate of incorporation and bylaws (or comparable documents) of the Borrower and such Guarantor. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence and good standing of the Borrower and each of the Guarantors in its jurisdiction of formation.

(d) The Administrative Agent shall have received from each party hereto counterparts (in such numbers as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e) The Administrative Agent shall have received duly executed Notes dated as of the Effective Date payable to each Lender requesting a Note in a principal amount equal to (i) in the case of a Revolving Lender, its Maximum Credit Amount and (ii) in the case of a Term Lender, such Lender’s 5-Year Term Commitment or 7-Year Term Commitment, as the case may be.

(f) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Guaranty Agreement and the other Security Instruments described on Exhibit C-2.

(g) The Administrative Agent shall have received an opinion of Bracewell & Giuliani LLP, special counsel to the Borrower, dated the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received UCC search certificates in each of the jurisdictions where the Loan Parties are organized reflecting no Liens encumbering the personal property related to the Oil and Gas Properties of such Loan Party; other than those Liens being assigned or released on or prior to the Effective Date or Liens permitted by this Agreement.

(i) The Administrative Agent shall have received UCC search certificates from the Delaware Secretary of State for each of the BP Seller and Shell Seller reflecting no Liens encumbering (i) in the case of the BP Seller, the personalty BP Assets or (ii) in the case of the Shell Seller, the personalty Shell Assets; in each case, other than those Liens being assigned or released on or prior to the Effective Date or Liens permitted by this Agreement.

(j) Prior to or substantially concurrently with the funding of the Loans made on the Effective Date, the Borrower shall have closed the Bridge Loan Facility and/or issued the Effective Date Senior Notes in lieu thereof having gross cash proceeds of not less than $2,000,000,000.

(k) On the Effective Date, after giving effect to the Transactions and the Acquisitions, neither the Borrower nor any of its Restricted Subsidiaries shall have any material indebtedness for borrowed money other than (i) Debt under this Agreement, the Senior Notes (including the Effective Date Senior Notes) and the Bridge Loan Facility, (ii) Debt permitted to be incurred under this Agreement , and (iii) such other debt identified in the Borrower’s most recent quarterly report on Form 10-Q.

(l) On the Effective Date, there shall be Minimum Liquidity of at least $300,000,000.

(m) The Borrower shall have in place hedging arrangements reasonably satisfactory to the Administrative Agent to support the initial Borrowing Base.

(n) On the Effective Date, the Seller Representations and Specified Representations shall be true and correct in all material respects.

(o) The BP Acquisition shall have been, or substantially concurrent with the closing of this Agreement shall be, consummated pursuant to the BP Purchase Agreement, without giving effect to any modifications, amendments or express waivers that are materially adverse to the Lenders without the approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed); provided that any reduction in the purchase price for the BP Acquisition shall not be deemed to be materially adverse to such Persons.

(p) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying: (A) that the Borrower is concurrently consummating both Acquisitions in accordance with the terms of the Purchase Agreements and acquiring substantially all of the Assets contemplated by the Purchase Agreements, and (B) that attached thereto is a true and complete list of the Assets which have been excluded from the relevant Acquisition pursuant to the terms of the Purchase Agreements.

The Borrower recognizes and agrees that (i) it shall have delivered to the Administrative Agent a preliminary draft of the certificate described herein not less than two days prior to the Effective Date identifying which Assets will be excluded from the Acquisitions on the Effective Date, and (b) if the aggregate value as reflected in the Initial Reserve Report of the Assets excluded under clause (p)(B) above exceeds $200,000,000, the Borrowing Base shall be adjusted downward to reflect such exclusions by an amount to be determined in good faith by the Administrative Agent in a manner consistent with its normal oil and gas lending criteria as it exists at the particular time (which adjustment, in any event, shall not exceed the aggregate value of such Assets as reflected in the Initial Reserve Report multiplied by advance rates consistent with advance rates used in determining the initial Borrowing Base). The Administrative Agent shall allocate a Borrowing Base value for each such excluded Property in the manner provided in the preceding sentence and shall, promptly upon making such allocation, notify the Borrower and each Lender of such allocation.

(q) Except as set forth on the disclosure schedules to the BP Purchase Agreement, since the Signing Date (as defined in the BP Purchase Agreement), there has been no Material Adverse Effect (as defined in the BP Purchase Agreement).

(r) The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested in writing at least five Business Days prior to the Effective Date by the Lenders.

(s) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower, in form and substance reasonably acceptable to the Administrative Agent, certifying that the Borrower and its Restricted Subsidiaries, on a consolidated basis after giving effect to the Transactions and the Acquisitions, are solvent.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., Houston time, on March 3, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02 Each Credit Event After Effective Date.

The obligation of each Lender to make a Revolving Loan after the Effective Date (other than any Revolving Loan made pursuant to Section 2.08(e) or Section 2.10(e)), of any Swingline Lender to make a Swingline Loan after the Effective Date and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit after the Effective Date (for the sake of clarity, this Section 6.02 shall not apply to the initial Borrowings or issuances of Letters of Credit to be made on the Effective Date), is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

(c) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each Borrowing made pursuant to Section 6.02 (excluding any Borrowing made pursuant to Section 2.08(e) or Section 2.10(e)) and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) and (b).

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders on the Effective Date, on the date of each new Borrowing, and on the date of each issuance, amendment, renewal or extension of a Letter of Credit that:

Section 7.01 Organization; Powers.

Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability.

The Transactions and the Acquisitions are within the Borrower’s and each Restricted Subsidiary’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company and, if required, stockholder, partner or member action. Each Loan Document to which the Borrower and each Restricted Subsidiary is a party has been duly executed and delivered by the Borrower and such Restricted Subsidiary and constitutes a legal, valid and binding obligation of the Borrower and such Restricted Subsidiary, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and an implied covenant of good faith and fair dealing.

Section 7.03 Approvals; No Conflicts.

The Transactions

(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document, other than (i) such as have been obtained or made and are in full force and effect, (ii) those necessary to comply with Sections 8.03, 8.08 or 8.12, (iii) approvals from BOEMRE or any other Governmental Authority customarily obtained after the closing of sales or transfers involving assets in the Gulf of Mexico or (iv) those third party approvals or consents that, if not made or obtained, would not cause a Default hereunder and could not reasonably be expected to have a Material Adverse Effect;

(b) will not violate (i) the charter, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary or (ii) any applicable Governmental Requirement or any order of any Governmental Authority applicable to or binding upon the Borrower or any Restricted Subsidiary, the violation of which would reasonably be expected to have a Material Adverse Effect;

(c) will not violate or result in a default under any indenture, agreement or other instrument pursuant to which any Material Indebtedness is outstanding, including the Senior Indenture, binding upon the Borrower or any Restricted Subsidiary or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect; and

(d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Effect.

(a) The Borrower has furnished to the Lenders on or before the Effective Date its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2011, audited by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the quarter ended June 30, 2012. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes).

(b) Since the date of the most recent audited financial statements of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 8.01(a), (i) there has been no material adverse change in the business, operations, Property or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, excluding the effect of events, developments and circumstances affecting the oil and gas exploration and production industry generally, and (ii) the business of the Borrower and its Restricted Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

Section 7.05 Litigation.

Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions. There has been no change in the status of the litigation matters disclosed in such Annual Report on Form 10-K that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 7.06 Environmental Matters.

(a) Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, or as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d), (e) and with respect to remedial work, (f) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect) and excluding approvals from BOEMRE or any other Governmental Authority customarily obtained after the closing of sales or transfers involving assets in the Gulf of Mexico:

(a) neither any Property of the Borrower, any Restricted Subsidiary or Plains Offshore nor the operations conducted by the Borrower, any Restricted Subsidiary or Plains Offshore thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b) no Property of the Borrower, any Restricted Subsidiary or Plains Offshore nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or, to the Borrower’s knowledge, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c) all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower, each Restricted Subsidiary and Plains Offshore, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower, each Restricted Subsidiary and Plains Offshore are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower, any Restricted Subsidiary or Plains Offshore have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or, to the Borrower’s knowledge, threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e) the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and to the Borrower’s knowledge, there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower, any Restricted Subsidiary or Plains Offshore except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment; and

(f) none of the Borrower, the Restricted Subsidiaries and Plains Offshore has any known contingent liability or remedial work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, consents, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and except for approvals from BOEMRE or any other Governmental Authority customarily obtained after the closing of sales or transfers involving assets in the Gulf of Mexico.

(b) No Default has occurred and is continuing.

Section 7.08 Investment Company Act.

Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes.

Each of the Borrower, its Restricted Subsidiaries and Plains Offshore has timely filed or caused to be filed all federal income and other material Tax returns and reports required to have been filed (or obtained extensions with respect thereto) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower, such Restricted Subsidiary or Plains Offshore, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No action to enforce any Tax Lien with respect to an asserted Tax liability of more than $50,000,000 has been commenced.

Section 7.10 Disclosure; No Material Misstatements.

Taken as a whole, none of the reports, financial statements, certificates or other written information (other than projections) furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when furnished, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally affect any of the industry segments of the Borrower or its Subsidiaries); provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized that (a) such projections and other forward-looking information are not to be viewed as facts and that actual results during the period or periods covered by any such projections or forward-looking information may differ from the projected results and such differences may be material), (b) there are industry-wide risks normally associated with the types of business conducted by the Borrower and its Subsidiaries and (c) projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Notwithstanding anything to the contrary in this Section 7.10, the foregoing representations regarding information and projections relating to the Assets are limited to the knowledge of the Borrower and its Restricted Subsidiaries.

Section 7.11 Subsidiaries.

Schedule 7.11 lists the name, jurisdiction of organization and organizational identification number of each Subsidiary of the Borrower as of the Effective Date and identifies each such Subsidiary as either a Restricted or Unrestricted Subsidiary.

Section 7.12 Location of Business and Offices.

As of the Effective Date, the Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Plains Exploration & Production Company; and the organizational identification number of the Borrower in its jurisdiction of organization is 3569131. As of the Effective Date, each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.11.

Section 7.13 Properties; Titles, Etc.

Except as would not have a Material Adverse Effect and provided that no representation or warranty is made with respect to any Oil and Gas Property or interest to which no proved oil or gas reserves are properly attributed:

(a) Each of the Borrower and the Restricted Subsidiaries has good and defensible title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties that are necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof, in each case, subject to Immaterial Title Deficiencies and free and clear of all Liens except Liens permitted by Section 9.03. Subject to Immaterial Title Deficiencies and after giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report. The ownership of such Properties shall not obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount materially in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property; provided that the Borrower or any applicable Restricted Subsidiary shall have the right to bear costs disproportionate to the Borrower’s or such Subsidiary’s working interest with respect to any Hydrocarbon Interest for a period of time in order to earn an interest in such Hydrocarbon Interest from a third party as evidenced by written agreement. Subject to Immaterial Title Deficiencies, there are no “back-in” or “reversionary” interests held by third parties that could reduce the interest of the Borrower or any Restricted Subsidiary in any such Property except as expressly set forth in such Reserve Report.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries, including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in the same manner as its business has been conducted prior to the date hereof.

(d) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information necessary to permit the Borrower and its Restricted Subsidiaries to conduct their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons or do not materially impair the Borrower or such Restricted Subsidiary’s use of same.

Section 7.14 Use of Proceeds and Federal Reserve Regulations.

The Borrower will not use the proceeds of the Loans for any purpose other than (a) to finance in part the Acquisitions and the fees and expenses incurred in connection with the Transactions and the Acquisitions, (b) to refinance existing Debt and (c) for working capital needs and general corporate purposes of the Borrower and its Subsidiaries, including, without limitation (i) intercompany indebtedness, (ii) the making of Restricted Payments permitted under Section 9.04, and (iii) Investments permitted under Section 9.06. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).

Section 7.15 Solvency.

After giving effect to the Transactions and the Acquisitions, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Restricted Subsidiaries, taken as a whole, will exceed the aggregate Debt of the Borrower and the Restricted Subsidiaries on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Restricted Subsidiaries on a consolidated basis will not have incurred or intended to incur, and does not believe that it will have incurred, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Restricted Subsidiaries and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Restricted Subsidiaries on a consolidated basis will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.16 OFAC; FCPA.

(a) No Loan Party, any of its Subsidiaries or, to the knowledge of each Loan Party, any of the Affiliates or respective officers, directors, brokers or agents of such Loan Party, Subsidiary or Affiliate:

(i) is a Blocked Person or is acting on behalf of or for the purpose of benefiting any Blocked Person in connection with the Loans; or

(ii) acting or benefiting in any capacity in connection with the Loans conducts any prohibited business or engages in making or receiving any prohibited contribution of goods, services or money to or for the benefit of any Blocked Person.

(b) None of the Loan Parties and, to the Borrower’s knowledge, their officers, directors, employees and agents has offered, paid, promised to pay or authorized the payment of money or the giving of anything of value to any Person in violation of the FCPA.

Section 7.17 Acquisitions.

The Acquisitions

(a) will not violate the charter, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary;

(b) will not violate or result in a default under any indenture, agreement or other instrument pursuant to which any Material Indebtedness is outstanding, including the Senior Indenture, binding upon the Borrower or any Restricted Subsidiary or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect; and

(c) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents or permitted under the Loan Documents).

ARTICLE VIII

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information.

The Borrower will furnish to the Administrative Agent:

(a) Annual Financial Statements. As soon as available, but in any event not later than 20 days after the date on which the Borrower is required to file its Annual Report on Form 10-K with the SEC (or such later date as the Borrower is required to file its annual reports pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the fiscal year most recently ended, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than 10 days after the Borrower is required to file each Quarterly Report on Form 10-Q with the SEC (or such later date as the Borrower is required to file its annual reports pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the fiscal quarter most recently ended and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Within 10 Business Days after the delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit B hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01.

(d) Certificate Regarding Swap Agreements. Concurrently with the delivery of any Reserve Report under Section 8.11(a) and Section 8.11(b), a certificate of a Responsible Officer, in form and substance satisfactory to the Administrative Agent, containing information as to Swap Agreements of the Borrower and its Restricted Subsidiaries as the Administrative Agent shall reasonably request.

(e) Certificate of Insurer – Insurance Coverage. Within 60 days of the annual renewal thereof, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, all copies of the applicable policies.

(f) Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Restricted Subsidiary sells, transfers, assigns or otherwise disposes of any Oil or Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates having a fair market value in excess of 10% of the Borrowing Base then in effect, written notice of such disposition, the price thereof and the date of closing.

(g) Notice of Casualty Events. Prompt written notice of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(h) Issuance of Permitted Additional Debt. In the event the Borrower or any of its Restricted Subsidiaries incurs, or is deemed to have incurred, any Permitted Additional Debt, prompt written notice of such offering therefor, the amount thereof and the date of closing, each if applicable.

(i) Information Regarding Borrower and Guarantors. Prompt written notice of any change (i) in the Borrower’s or any Guarantor’s legal corporate name , (ii) in the Borrower’s or any Guarantor’s corporate structure or (iii) in the Borrower’s or any Guarantor’s jurisdiction of organization.

(j) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

(k) New Subsidiaries. Promptly after organizing or acquiring any new Material Domestic Restricted Subsidiary, the name, jurisdiction of organization, organizational identification number, and the locations of the principal place of business and chief executive office of such Subsidiary.

(l) Acquisition Certificate. Promptly after the Effective Date, a certificate of a Responsible Officer of the Borrower certifying: (A) that attached thereto is a true and complete list of all Assets for which any seller has elected to cure a title defect, (B) that attached thereto is a true and complete list of all Assets for which any seller has elected to remediate an adverse environmental condition, (C) that attached thereto is a true and complete list of all Assets subject to preferential rights which haven’t been waived or the time period for exercise has not yet expired, and (D) as to the final purchase price for the BP Assets and the Shell Assets after giving effect to all adjustments as of the Effective Date, and subject to post-closing adjustments in each case as contemplated by the Purchase Agreements.

Documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on “EDGAR”, the Borrower’s website on the Internet at www.pxp.com or another website identified by the Borrower to the Administrative Agent and which is accessible by the Administrative Agent at no charge or (ii) on which such documents are delivered to the Administrative Agent. Upon its receipt of any such documents that are not posted to EDGAR or such a website, the Administrative Agent shall post such documents to a website available to the Lenders and shall notify the Lenders of such posting. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it by the Administrative Agent or maintaining its copies of such documents.

Section 8.02 Notices of Material Events.

The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or could reasonably be expected to result in, a liability in excess of $100,000,000 per claim to the extent such excess is not fully covered by insurance, subject to normal deductibles.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Upon its receipt of any such notice, the Administrative Agent shall post such notice to a website available to the Lenders and shall notify the Lenders of such posting.

Section 8.03 Existence; Conduct of Business.

The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of such Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04 Payment of Obligations.

The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries, before the same shall become delinquent or in default, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (B) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05 Operation and Maintenance of Properties.

Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each Restricted Subsidiary to:

(a) operate the Oil and Gas Properties described in the most recent Reserve Report or, to the extent commercially reasonable, cause such Oil and Gas Properties to be operated in a good and workmanlike manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements;

(b) preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) the producing Oil and Gas Properties described in the most recent Reserve Report, including, without limitation, all equipment, machinery and facilities related thereto;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to the Oil and Gas Properties described in the most recent Reserve Report, and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in the Oil and Gas Properties described in the most recent Reserve Report; and

(e) to the extent the Borrower is not the operator of any Oil and Gas Property, the Borrower shall not be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 8.05 which are performable only by such operators and are beyond the control of the Borrower, but shall be obligated to seek to enforce such operators’ contractual obligations to maintain, develop and operate the Oil and Gas Properties subject to such operating agreements and use commercially reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06 Insurance.

The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of the Administrative Agent as its interests may appear and such policies shall provide that the insurer will endeavor to give at least 14 days prior notice of any cancellation to the Administrative Agent.

Section 8.07 Books and Records; Inspection Rights.

The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or, during the existence of any Event of Default, any Revolving Lender, upon reasonable prior notice, to visit and inspect its Oil and Gas Properties operated by it and included in the Borrowing Base, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, unless an Event of Default exists, such visits, inspections and examinations shall be limited to one (1) per calendar year and the Lenders shall bear the cost of any such visits, inspections and examinations.

Section 8.08 Compliance with Laws.

The Borrower will, and will cause each Restricted Subsidiary to, comply with all Governmental Requirements applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.09 Environmental Matters.

(a) Except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect, (i) at its sole expense, the Borrower shall, and shall cause each Subsidiary and Plains Offshore to, comply with all applicable Environmental Laws, including, without limitation, (x) all licensing, permitting, notification, and similar requirements of Environmental Laws, and (y) all provision of Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hydrocarbons, and (ii) the Borrower shall, and shall cause each Subsidiary and Plains Offshore to, promptly pay and discharge when due all claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with applicable Environmental Laws.

(b) To the extent the Borrower, a Subsidiary or Plains Offshore is not the operator of any Property, none of the Borrower, its Subsidiaries and Plains Offshore shall be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 8.09 which are performable only by such operators and are beyond the control of the Borrower, any of its Subsidiaries and Plains Offshore. Notwithstanding the above and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall be obligated to seek to enforce such operators’

contractual obligations to maintain, develop and operate the Oil and Gas Properties subject to such operating agreements, and the Borrower shall, and shall cause its Subsidiaries and Plains Offshore to, use commercially reasonable efforts to cause the operator to comply with this Section 8.09.

Section 8.10 Further Assurances.

Subject to Section 8.12(f) and the terms of the applicable Security Instruments,

(a) The Borrower at its expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings or file any notices all as may be reasonably necessary, in the reasonable discretion of the Administrative Agent, in connection with maintaining the Liens on the Mortgaged Property.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Restricted Subsidiary where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.11 Reserve Reports.

(a) On or before April 1st of each year, commencing April 1, 2013, the Borrower shall furnish to the Administrative Agent a Reserve Report dated as of the previous December 31 prepared by or under the supervision of the chief engineer of the Borrower and audited by one or more Approved Petroleum Engineers. It is understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower and in accordance with the procedures used in the most recent Reserve Report delivered pursuant to Section 8.11(a). For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date no later than 30 days following the receipt of such request.

Section 8.12 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least 75% of the discounted present value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 75% of such discounted present value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, (i) grant, within 30 days of such review, to the Administrative Agent as security for the Indebtedness a first-priority Lien (provided that (i) Excepted Liens of the type described in clauses (a) through (d), (f) and (j) of the definition thereof may exist and (ii) Excepted Liens of the type described in clause (h) of the definition thereof may exist, but the discounted present value of the Oil and Gas Property burdened by such Excepted Lien will be reduced by the amount of the judgment secured by such Excepted Lien, and in the case of clauses (i) and (ii) subject to the provisos at the end of such definition) on additional Oil and Gas Properties evaluated in the most recently completed Reserve Report containing proved oil and gas reserves not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 75% of such discounted present value and (ii) deliver, within 90 days of the Administrative Agent’s request, evidence of good and defensible title with respect to such additional Mortgaged Properties, subject to Immaterial Title Deficiencies. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(b) If the Borrower or any Guarantor becomes the direct owner of a Restricted Subsidiary, then the Borrower shall, or shall cause such Guarantor to, promptly, but in any event no later than 30 days after the date of becoming an owner thereof (or such longer period as the Administrative Agent may agree in its discretion), (i) pledge 100% of the Equity Interests of such Restricted Subsidiary if it is a Domestic Subsidiary, (ii) pledge 65% of the Equity Interests of such Restricted Subsidiary if it is a Foreign Subsidiary, (iii) to the extent and in the manner required by the Security Instruments, deliver original stock certificates, if any, evidencing such Equity Interests so pledged, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof, and (iv) to the extent and in the manner required by the Security Instruments, deliver any notes evidencing secured subordinated intercompany debt owed by such Restricted Subsidiary to the Borrower or any Guarantor.

(c) The Borrower shall cause the following Persons to guarantee the Indebtedness pursuant to the Guaranty Agreement:

(i) each Material Domestic Restricted Subsidiary;

(ii) any Restricted Subsidiary that guarantees any Senior Notes or any Permitted Additional Debt; and

(iii) one or more additional Domestic Subsidiaries that are Wholly Owned Restricted Subsidiaries to the extent necessary to cause the combined EBITDAX of the Domestic Subsidiaries that are Wholly Owned Restricted Subsidiaries but are not Guarantors to be less than 20% of the combined EBITDAX of the Borrower and its Restricted Subsidiaries.

(d) In connection with any guaranty required by Section 8.12(c), the Borrower shall, or shall cause such Restricted Subsidiary to promptly, but in any event no later than 30 days (or such longer period as the Administrative Agent may agree in its discretion) after the event requiring such guaranty, execute and deliver a supplement to the Guaranty Agreement. If at any time any Guarantor is no longer required to guarantee the Indebtedness pursuant to this Section 8.12, then upon receipt by the Administrative Agent of evidence satisfactory to it that such Person is not required to guarantee the Indebtedness pursuant to this Section 8.12 (including, if applicable, evidence that such Person has been fully and finally released from its guarantee obligations in respect of the Senior Notes or any Permitted Additional Debt, as the case may be), such Person shall be released from its guarantee obligations with respect to the Indebtedness and the Administrative Agent shall, at the sole cost and expense of the Borrower, execute such further documents and do all such further acts so as to reasonably evidence such release.

(e) If (i) the Borrower obtains an Investment Grade Rating and (ii) the 7-Year Term Commitments have been terminated, and all principal of, and accrued interest on, the 7-Year Term Loans and other amounts owed to the 7-Year Term Lenders (other than obligations for taxes, costs, indemnifications, reimbursements and damages in respect of which no claim has been made and which survive the termination of this Agreement) have been paid in full in cash, then the provisions of Section 8.12(a) and (b) shall no longer apply.

(f) The Borrower shall, or shall cause its relevant Restricted Subsidiaries to, complete each of the actions described on Schedule 8.12 as soon as commercially reasonable and by no later than the date set forth in Schedule 8.12 with respect to such action or such later date as the Administrative Agent may reasonably agree.

(g) If the Holstein Spar, Horn Mountain Spar, or BP Amoco Marlin, TLP is flagged and documented as a vessel, then the Borrower shall take, and shall cause any applicable Restricted Subsidiaries to take, such action as is reasonably necessary to cause the Administrative Agent to have a perfected Lien in such flagged and documented vessel.

Section 8.13 ERISA Compliance.

The Borrower will promptly furnish to the Administrative Agent (i) within five Business Days after becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice signed by a Responsible Officer, specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) within five Business Days after receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan that could reasonably be expected to have a Material Adverse Effect. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (A) satisfy in full and in a timely manner, all of the contribution and funding requirements of section 412 or 430 of the Code and of section 302 or 303 of ERISA except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (B) pay, or cause to be paid, to the PBGC in a timely manner all premiums required pursuant to sections 4006 and 4007 of ERISA, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.14 Unrestricted Subsidiaries; Plains Offshore.

The Borrower:

(a) will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries and Plains Offshore to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation and Plains Offshore will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries;

(b) except as expressly permitted by Sections 9.02 and 9.06, will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries or Plains Offshore; and

(c) will not permit any Unrestricted Subsidiary or Plains Offshore to hold any Equity Interest in the Borrower or any Restricted Subsidiary.

Section 8.15 Section 1031 Exchange.

If the Borrower elects to participate in a Section 1031 Exchange with respect to any Oil and Gas Properties, then on or before 180 days following the acquisition by the Section 1031 Counterparty of such Oil and Gas Properties, the Borrower shall acquire from the Section 1031 Counterparty such Oil and Gas Properties either by exchanging other Oil and Gas Properties having a substantially equivalent value or by cancellation of the note given by the Section 1031 Counterparty or by any combination of an exchange of Oil and Gas Properties and a partial cancellation of such note.

ARTICLE IX

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Ratio of Debt to EBITDAX.

The Borrower will not, as of the last day of any fiscal quarter, permit the ratio of Debt of the Borrower and its Consolidated Restricted Subsidiaries as of such day to EBITDAX for the most recent period of four fiscal quarters ending on such day to be greater than 4.5 to 1.0.

Section 9.02 Debt.

The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes, the Loans and other Indebtedness arising under the Loan Documents and any guaranty of or suretyship arrangement for the Notes, the Loans and other Indebtedness arising under the Loan Documents.

(b) the Senior Notes, all Guarantees thereof and other Debt of the Borrower and its Restricted Subsidiaries existing on the date hereof that is reflected in the Financial Statements.

(c) purchase money Debt and Debt under Capital Leases not to exceed $150,000,000 in the aggregate.

(d) Debt associated with workers’ compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties.

(e) intercompany Debt between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.06(g); provided that (i) except as provided in (iii) below, such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Subsidiaries or the Administrative Agent, (ii) that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement; and (iii) if such Debt is secured (referred to herein as “Secured Subordinated Intercompany Debt”), the Borrower or such Restricted Subsidiary to which such Debt is payable shall have granted to the Administrative Agent a security interest in such promissory notes held by them pursuant to the Guaranty Agreement.

(f) Debt secured by Liens permitted by Section 9.03(d) and Section 9.03(e), the principal amount of which does not exceed $100,000,000 in the aggregate at any one time.

(g) endorsements of negotiable instruments for collection in the ordinary course of business.

(h) Debt outstanding under one or more unsecured short term money market credit facilities the principal amount of which does not exceed $300,000,000 in the aggregate.

(i) Debt of the Borrower pursuant to the Bridge Loan Facility (including any conversions into unsecured term loans or exchanges into unsecured Debt securities) and any guarantees thereof;

(j) Debt of the Borrower and any guarantees thereof by the Guarantors, provided that: (i) such Debt is unsecured, (ii) immediately before, and after giving effect to, the incurrence of any such Debt and any concurrent repayment of Debt with the proceeds of such incurrence, no Default exists or would exist, (iii) unless such Debt is subordinated to the Indebtedness, the cash pay interest rate on such Debt is reasonably satisfactory to the Administrative Agent, (iv) such Debt does not have any scheduled amortization of principal prior to the Revolving Maturity Date, (v) such Debt has a stated maturity no earlier than one year after the Revolving Maturity Date, (vi) such Debt does not have mandatory redemption events that are not Events of Default hereunder, (vii) such Debt does not prohibit prior repayment of Loans and (viii) at the time such Debt is incurred, the Borrowing Base then in effect shall be automatically reduced by the lesser of (A) an amount equal to the product of 0.25 multiplied by the stated principal amount of such Debt, rounded to the nearest $1,000,000 and (B) if requested by the Borrower, an amount (which may be zero) approved by the Majority Revolving Lenders, and the Borrowing Base as so reduced shall become the new Borrowing Base, effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders on the date of incurrence until the next redetermination or modification thereof hereunder; provided that, in the event the Borrower consummates a refinancing of Debt incurred under this clause (j) pursuant to clause (l) below (including within the timeframe permitted therein), any such Debt (to the extent in excess of the amount refinanced and therefore requiring a reduction of the Borrowing Base in accordance with the terms hereof) shall be deemed to have been incurred for purposes of this clause (viii) on the date of such refinancing. For purposes of this Section 9.02(j), the “stated principal amount” shall mean the stated face amount of such Debt without giving effect to any original issue discount.

(k) other Debt not to exceed $200,000,000 in the aggregate at any one time outstanding.

(l) any renewals, refinancings or extensions of the Term Loans and any Debt described in clauses (b), (c), (f), (i), (j) and (k) of this Section 9.02; provided, however, that (i) except as otherwise permitted herein, the amount of such Debt being renewed, refinanced or extended is not increased at the time of such renewal, refinancing, or extension except by an amount equal to accrued and unpaid interest thereon and a reasonable premium or other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such renewal, refinancing or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) any refinancing of the Debt described in clause (j) shall comply with the provisions of such Section 9.02(j)(i) through (vii), and (iii) for avoidance of doubt, the issuance or incurrence of Debt the proceeds of which are used to repay or defease any of the Term Loans, the Bridge Loan Facility (including any conversions into unsecured term loans or exchanges into unsecured Debt securities thereof), the Senior Notes or any Permitted Additional Debt (or to repay any Revolving Loans used to repay or defease any of the Term Loans, the Bridge Loan Facility (including any conversions into unsecured term loans or exchanges into unsecured Debt securities thereof), the Senior Notes or any Permitted Additional Debt) within 75 days of receipt of the net proceeds from such issuance or incurrence shall constitute a refinancing for purposes of this Section 9.02(l).

(m) Debt consisting of the financing of insurance premiums if the amount financed does not exceed the premium payable for the current policy period.

(n) guarantees by the Borrower and the Restricted Subsidiaries of Debt of Plains Offshore and its Subsidiaries under the Plains Offshore Credit Agreement; provided that the principal amount of such Debt may not exceed $300,000,000 in the aggregate at any time.

(o) Debt incurred by the Borrower in anticipation of an acquisition permitted hereunder if (i) the amount of such Debt does not exceed the purchase price of such acquisition plus the fees and expenses incurred in connection with the acquisition, (ii) the proceeds of such Debt are held in Investments permitted by clauses (c), (d), (e) and (f) of Section 9.06 pending such acquisition, (iii) the Borrower is irrevocably obligated to redeem such Debt if the acquisition is not consummated prior to the earlier of (A) six months after the incurrence of such Debt and (B) the date on which either party has the right to terminate the acquisition agreement if the acquisition has not occurred by such date, and (iv) if the acquisition is consummated within such time, the Debt would be permitted by Section 9.02(j) (without regard to clause (vi) thereof).

Section 9.03 Liens.

The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness.

(b) Excepted Liens.

(c) Liens securing purchase money Debt and Debt under Capital Leases to the extent permitted by Section 9.02(c) or Section 9.02(k) (and any refinancings thereof permitted under Section 9.02(l)) but only on the Property and improvements and accessions thereof and proceeds thereof acquired or under lease; provided that such Liens are created within 180 days of construction, acquisition or lease of such Property.

(d) Liens (other than Liens under ERISA or Environmental Laws) on Property of any Person that becomes a Restricted Subsidiary of the Borrower after the Effective Date; provided that (i) such Liens are in existence at the time such Person becomes a Restricted Subsidiary of the Borrower and were not created in anticipation thereof and (ii) no such Liens shall extend to or cover any Property of such Person other than such Property.

(e) Liens (other than Liens under ERISA or Environmental Laws) upon real and/or tangible personal Property acquired after the Effective Date (by purchase, construction or otherwise) by the Borrower or its Restricted Subsidiaries, each of which Liens either (i) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (ii) was created solely for the purpose of securing Debt (and any refinancings thereof permitted under Section 9.02(l)) representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that no such Lien shall extend to or cover any Property of the Borrower or such Restricted Subsidiary other than the Property so acquired and improvements thereon and accessions and proceeds thereof.

(f) (i) Liens on cash, letters of credit and other financial assets pledged to secure obligations under any Swap Agreement permitted by Section 9.16 in an aggregate amount at any time not to exceed $50,000,000 and (ii) Liens on cash, letters of credit and other financial assets pledged to secure obligations under any Carbon Emission Credit Agreement in an aggregate amount at any time not to exceed $150,000,000.

(g) Liens on Property not constituting collateral for the Indebtedness and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(g) (and any refinancings thereof permitted under Section 9.02(l)) shall not exceed $100,000,000 at any time.

(h) Liens disclosed on Schedule 9.03.

(i) Liens on the Equity Interests in, or Debt or other obligations of, any Unrestricted Subsidiary or any Person (other than a Restricted Subsidiary) that is directly or indirectly owned by the Borrower, a Restricted Subsidiary or any Unrestricted Subsidiary securing the payment of Non-Recourse Debt.

(j) Liens securing Secured Subordinated Intercompany Debt in accordance with Section 9.02(e).

(k) Liens securing Debt permitted by Section 9.02(n); provided, that such Liens are subject to the Intercreditor Agreement at all times.

(l) Liens on the net cash proceeds of Debt permitted by Section 9.02(o) to secure the obligation of the Borrower or any Restricted Subsidiary to redeem such Debt.

Section 9.04 Restricted Payments.

The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:

(a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock),

(b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,

(c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and

(d) to the extent not permitted by clauses (a) to (c) above, the Borrower may make Restricted Payments to repurchase, redeem, or otherwise acquire any Equity Interests of the Borrower if (i) no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is made or would result from the making of such Restricted Payment, (ii) the cumulative amount of Restricted Payments made after the Effective Date pursuant to this Section 9.04(d) does not exceed $1,600,000,000, and (iii) the Borrower’s Minimum Liquidity after giving effect to such Restricted Payment is not less than $250,000,000.

Section 9.05 Repayment of Senior Notes and Permitted Additional Debt; Amendment of Indentures.

The Borrower will not, and will not permit any Restricted Subsidiary to:

(a) make any optional or voluntary Redemption (whether in whole or in part) of any Senior Notes or Permitted Additional Debt, provided, however, that (i) the Borrower may Redeem all or a portion of the principal amount of any of the Senior Notes or any Permitted Additional Debt to the extent that it could make a Restricted Payment in respect of Equity Interests under Section 9.04(d) (for avoidance of doubt, any premiums, interest, or other fees and expenses incurred in connection with any such Redemption shall be disregarded for purposes of determining whether such Redemption is permitted under this clause (i)); (ii) nothing in this Section 9.05(a) shall prohibit or otherwise restrict any Redemptions in connection with any refinancings of any of the Senior Notes or Permitted Additional Debt permitted under Section 9.02 above; and (iii) the Borrower may Redeem Senior Notes or any Permitted Additional Debt with the cash proceeds of a sale of its common Equity Interests made within 90 days following the receipt of such proceeds;

(b) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes, Permitted Additional Debt, the Senior Indenture, or the Permitted Additional Debt Instruments if (i) the effect thereof would be to shorten its maturity to be less than one year after the Revolving Maturity Date, shorten its average life, or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or (ii) the effect thereof would be to add any guarantor or surety, unless such guarantor or surety also guarantees the Indebtedness pursuant to the Guaranty Agreement and each of the Borrower and such guarantor or surety otherwise complies with Section 8.12(c); or

(c) if the Borrower or any Restricted Subsidiary issues any Debt that is subordinated in right of payment to the Indebtedness, designate any other Debt (other than the Indebtedness, the Senior Notes, any Permitted Additional Debt, and the Bridge Loan Facility (including any conversions into unsecured term loans or exchanges into unsecured Debt securities thereof)) as “designated senior indebtedness” or “designated guarantor senior indebtedness” or give any such other Debt any other similar designation for the purposes of any instrument under which that subordinated Debt is issued.

Section 9.06 Investments, Loans and Advances.

The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.06.

(b) accounts receivable arising in the ordinary course of business.

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Revolving Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f) deposits in money market funds investing exclusively in Investments described in Section 9.06(c), Section 9.06(d) and Section 9.06(e).

(g) Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Subsidiary in or to the Borrower or any Guarantor, and (iii) made by the Borrower or any Restricted Subsidiary in or to Unrestricted Subsidiaries, Nuevo Energy Company, Sepulveda Oil and Gas Company, Plains Offshore and all other Restricted Subsidiaries which are not Guarantors; provided that, with respect to any Investment described in clause (iii), (A) the aggregate amount at any one time of all such Investments (valued as of the date of such Investment, and without duplication of any further Investment thereof by such Person) made after the Effective Date shall not exceed $500,000,000; (B) no Default or Event of Default has occurred and is continuing at the time such Investment is made or would result from the making of such Investment, and (C) the Borrower’s Minimum Liquidity after giving effect to such Investment is not less than $115,000,000.

(h) Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Restricted Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made after the Effective Date (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $300,000,000.

(i) Investments received in settlement of amounts owing to the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such amounts or upon the enforcement of any Lien in favor of the Borrower or any of its Restricted Subsidiaries.

(j) entry into purchase or other acquisition agreements, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, excluding, however, Investments in other Persons other than joint ventures; provided, however, that none of the foregoing shall involve the incurrence of any Debt not permitted by Section 9.02, and provided further that this Section 9.06(j) shall not be construed to permit Investments by the Borrower or any Restricted Subsidiary in any Person which maintains or incurs in the future any Debt other than Non-Recourse Debt.

(k) loans and advances to directors, officers and employees in the ordinary course of business consistent with prior practice.

(l) (i) guarantees by the Borrower and the Restricted Subsidiaries of Debt permitted by Section 9.02(a), Section 9.02(c), Section 9.02(d), Section 9.02(f), Section 9.02(h), Section 9.02(i), Section 9.02(j), Section 9.02(k), Section 9.02(l), and Section 9.02(n) and (ii) guarantees permitted by Section 9.02(b).

(m) Indemnities entered into in the ordinary course of business or in connection with the disposition of assets.

(n) Investments of surface rights in fee property in California in Unrestricted Subsidiaries.

(o) Investments arising from the endorsement of financial instruments in the ordinary course of business.

(p) (i) Investments consisting of Carbon Emission Credit Agreements and (ii) Investments made in connection with and consisting of Swap Agreements to the extent permitted under Section 9.16.

(q) loans to the Section 1031 Counterparty participating in a Section 1031 Exchange provided that (i) the amount of any such loan does not exceed the sum of (A) the purchase price to be paid by the recipient of such loan for the purchase price of the assets subject to the related Section 1031 Exchange, and (B) estimated capital expenditures and operating expenses to be incurred with respect to such assets during the 180 day period during which such Section 1031 Exchange is to be completed, (ii) such loan is secured by a first priority security interest in the assets to be acquired by such recipient pursuant to the Section 1031 Exchange, (iii) the Administrative Agent has a perfected first priority security interest in such loan and any note or other document evidencing or securing such loan, (iv) the documentation relating to such Section 1031 Exchange and the related Section 1031 Counterparty are satisfactory to the Administrative Agent in its reasonable discretion and (v) the Administrative Agent shall have received an opinion from Borrower’s counsel in form and substance satisfactory to the Administrative Agent.

(r) Guarantees by the Borrower or any Restricted Subsidiary of operating leases or of other obligations that do not constitute Debt, in each case entered into by any Restricted Subsidiary in the ordinary course of business.

(s) Investments of any Person that becomes a Restricted Subsidiary of the Borrower after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation.

(t) any Investment by the Borrower or one or more of its Wholly Owned Subsidiaries in a Person, if as a result of such Investment such Person becomes a Restricted Subsidiary or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, the Borrower or a Restricted Subsidiary.

(u) Investments by the Borrower or any Restricted Subsidiary in or to Plains Offshore (including indirectly by means of Investments in any Restricted Subsidiaries that are equityholders of Plains Offshore for further investment into Plains Offshore) consisting of (i) Investments made after the Effective Date in an amount not to exceed $450,000,000, (ii) guarantees permitted pursuant to Sections 9.02(k) and (n), and (iii) obligations, guarantees or indemnities of operating agreements or other similar or customary agreements or as required by governmental or regulatory bodies, in each case made or entered into in the ordinary course of the oil and gas business.

(v) other Investments not to exceed $200,000,000 in the aggregate at any time.

Section 9.07 Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary on Schedule 7.11 as of the Effective Date or thereafter, assuming compliance with Section 9.07(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.06(g) or (n).

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan

Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist and (iii) the Borrower complies with the requirements of Section 8.12.

Section 9.08 Nature of Business.

The Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. Notwithstanding the foregoing, this Section 9.08 shall not prohibit the Borrower and its Subsidiaries from holding and developing the Properties described on Schedule 9.08, as updated from time to time.

Section 9.09 Proceeds of Loans.

Neither the Borrower nor any Person acting on behalf of the Borrower will violate Regulations T, U or X or any other regulation of the Board or violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.10 Sale or Discount of Receivables.

Except for receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business, the settlement of joint interest billing accounts in the ordinary course of business, discounts granted to settle collection of accounts receivable, or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Restricted Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11 Mergers, Etc.

The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that

(a) any Restricted Subsidiary may (i) participate in a consolidation with (A) the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (B) any other Restricted Subsidiary (provided that if a Guarantor is a party to such transaction, the survivor is a Guarantor or becomes a party to the Guaranty Agreement as a Guarantor) or (C) any other Subsidiary or (ii) transfer all or substantially all of its assets to a Guarantor or a Person that becomes a party to the Guaranty Agreement as a Guarantor;

(b) the Borrower or any Restricted Subsidiary may participate in a consolidation (other than as described in clause (a) above) if (i) at the time thereof and immediately after giving effect thereto, no Default shall occur and be continuing and no Borrowing Base Deficiency would result therefrom and (ii) the Borrower or such Restricted Subsidiary, as the case may be, is the surviving entity or the recipient of any such sale, lease or other disposition of Property, provided that no such consolidation shall have the effect of releasing the Borrower or any Guarantor from any of its obligations under this Agreement or any other Loan Document;

(c) any sale of all or substantially all of the assets of any Restricted Subsidiary provided that such sale is not prohibited by Section 9.12; and

(d) any Subsidiary may liquidate or dissolve if (i) the continued existence and operation of such Subsidiary is no longer in the best interests of the Borrower and its Subsidiaries taken as a whole (as reasonably determined by a Responsible Officer of the Borrower), (ii) such liquidation and dissolution is not disadvantageous in any material respect to the Lenders, and (iii) at the time thereof and immediately after giving effect thereto, no Default shall occur and be continuing and no Borrowing Base Deficiency would result therefrom.

Section 9.12 Sale of Oil and Gas Properties.

The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey, transfer or otherwise dispose of any Oil and Gas Property included in the most recent Reserve Report delivered to the Administrative Agent, any interest in any such Oil and Gas Property, or any Restricted Subsidiary owning any such Oil and Gas Property, except for

(a) the sale of Hydrocarbons in the ordinary course of business;

(b) sales, assignments, farm-outs, conveyances or other transfers of such Oil and Gas Properties which are not included in the Borrowing Base;

(c) the sale or other disposition (including any Casualty Event) of such Oil and Gas Properties included in the Borrowing Base (such Oil and Gas Properties, “Borrowing Base Properties”) or any interest therein or any Restricted Subsidiary owning such Borrowing Base Properties; provided that (i) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of such Borrowing Base Properties (other than in the case of a Casualty Event), interest therein or Restricted Subsidiary subject of such sale or other disposition (as reasonably determined by any Responsible Officer of the Borrower)and (ii) if the value for the Borrowing Base Properties (or that portion, as the case may be) set forth in the most recently delivered Reserve Report, together with the value of other Borrowing Base Properties sold or disposed of since the most recent Scheduled Redetermination Date, is greater than 10% of the Borrowing Base then in effect, individually or in the aggregate, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report;

(d) the sale of Oil and Gas Properties in connection with tax credit transactions complying with §45 of the Code or any successor or analogous provision whether now existing or hereafter enacted, which sale does not result in a reduction in the right of the Borrower or any Restricted Subsidiary to receive the cash flow from such Oil and Gas Properties and which sale is on terms reasonably acceptable to the Administrative Agent;

(e) transfers and other dispositions among the Borrower and the Restricted Subsidiaries subject to, in the case of dispositions to Restricted Subsidiaries that are not Guarantors, the limitations set forth in Section 9.06(g)(iii); and

(f) transfers permitted by Section 9.11.

Section 9.13 Transactions with Affiliates.

The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower, the Guarantors and Wholly Owned Subsidiaries of the Borrower) unless such transactions are not otherwise prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, that the foregoing provisions of this Section shall not prohibit (a) the Borrower or any of its Restricted Subsidiaries from engaging in the transactions permitted by Sections 9.02, 9.03(j), 9.03(k), 9.04, 9.06, 9.11, 9.12(f) and 9.12(f), (b) any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters and (c) the Borrower or any of its Restricted Subsidiaries from engaging in the transactions described in the Deepwater Transaction Documents.

Section 9.14 Negative Pledge Agreements; Dividend Restrictions.

The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (i) this Agreement or the Security Instruments or the Intercreditor Agreement, (ii) Debt securing Liens or any contract, agreement or understanding creating Liens permitted by Sections 9.03(c), (d), (e), (f), (g), (h), (i) and (k) (but only to the extent related to the Property on which such Liens were created), (iii) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license, (iv) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the equity or Property of such Restricted Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or disposition, or (v) customary provisions with respect to the distribution of Property in joint venture agreements and anti-assignment provisions in contracts but only to the extent such provisions are customary in the oil, gas and mineral production business and entered into in the ordinary course of business.

Section 9.15 Take-or-Pay or Other Prepayments.

The Borrower will not, and will not permit any Restricted Subsidiary to, allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor; provided that such restriction shall not apply to gas imbalances incurred in the ordinary course of business.

Section 9.16 Swap Agreements.

The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, for (A) natural gas, 90% of the reasonably anticipated projected monthly average production from proved Oil and Gas Properties for the period commencing on the date such Swap Agreement and ending twelve months thereafter, and for each subsequent twelve month period, 85% of the reasonably anticipated projected monthly average production from proved Oil and Gas Properties for such period and (B) crude oil, 90% of the reasonably anticipated projected monthly average production from proved Oil and Gas Properties for the period commencing on the date such Swap Agreement and ending twelve months thereafter, and for each subsequent twelve month period, 85% of the reasonably anticipated projected monthly average production from proved Oil and Gas Properties for such period, and (C) natural gas liquids, 90% of the reasonably anticipated projected monthly average production from proved Oil and Gas Properties for the period commencing on the date such Swap Agreement and ending twelve months thereafter, and for each subsequent twelve month period, 85% of the reasonably anticipated projected monthly average production from proved Oil and Gas Properties for such period; provided, however, that (1) for purposes of this Section 9.16(a), swaptions, put options and price floors for crude oil, natural gas and natural gas liquids shall be disregarded and (2) nothing in this Section 9.16 shall be deemed to prohibit offsetting Swap Agreements entered into for the purposes of unwinding existing Swap Agreements in order to maintain compliance with this Section 9.16, and (b) Swap Agreements in respect of interest rates entered into for hedging purposes and not for speculation. Any Swap Agreement may contain a requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures, but notwithstanding any such requirement, agreement or covenant the Borrower shall comply with Section 9.03(a) and Section 9.03(f).

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default.

One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan, any Swingline Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan, any Swingline Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to the provisions hereof or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, Section 8.12, or in Article IX.

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Restricted Subsidiary otherwise becoming aware of such default; provided, however, that if the Borrower fails to deliver any financial statements, certificates or other information within the time period required by Sections 8.01, 8.02, 8.11 or 8.12 and subsequently delivers such financial statements, certificates or other information as required by such Sections prior to acceleration or the exercise of any remedy by the Lenders, then such Event of Default shall be deemed to have been cured and/or waived without any further action by the Administrative Agent or Lenders.

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or

(ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment.

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and generally valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing.

(m) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

(n) a Change in Control shall occur.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, (i) the Administrative Agent may, and at the request of the Majority

Revolving Lenders shall, by notice to the Borrower terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) the Administrative Agent may, and at the request of the Majority Lenders shall, declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Revolving Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent, the Arrangers, other Agents and the Lenders;

(ii) second, pro rata to payment of accrued interest on the Loans;

(iii) third, pro rata to payment of principal outstanding on the Loans and other Indebtedness referred to in clauses (b), (c) and (d) of the definition of Indebtedness owing to a Lender or an Affiliate of a Lender (including Persons who were Lenders or Affiliates of Lenders at the time such Indebtedness was entered into); provided that, with respect to Indebtedness referred to in clauses (b) and (c) of the definition thereof if a Person ceases to be a Lender or an Affiliate thereof, then such Person will continue to be a Lender or an Affiliate of a Lender for purposes of this clause (iii) only to the extent the applicable Swap Agreement or Carbon Emission Credit Agreement so provides that such Swap Agreement or Carbon Emission Credit Agreement continues to be Indebtedness for purposes of this Agreement (in which case, for avoidance of doubt, such Person will continue to be a Lender or an Affiliate of a Lender with respect to such Indebtedness for purposes of this clause (iii));

(iv) fourth, pro rata to any other Indebtedness;

(v) fifth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vi) sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Section 10.03 Credit Bidding.

The Administrative Agent or any Lender may purchase, in any public or private sale conducted under and in accordance with the provisions of the UCC (including pursuant to sections 9-610 and 9-620 of the UCC) or the provisions of the Bankruptcy Code (including pursuant to section 363 of the Bankruptcy Code) or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Governmental Requirements, all or any portion of the Mortgaged Property. The Lenders hereby irrevocably authorize the Administrative Agent, upon the written consent of the Majority Lenders, to Credit Bid (in an amount and on such terms as may be directed by Majority Lenders) and purchase at any such sale (either directly or through one or more acquisition vehicles) all or any portion of the Mortgaged Property on behalf of and for the benefit of the Lenders and other Persons holding the Indebtedness (but not as agent for any individual Lender or Lenders, unless the Majority Lenders shall otherwise agree in writing). Except as otherwise provided in the Loan Documents or with the written consent of the Administrative Agent and the Majority Lenders, no Lender may exercise any right that it might otherwise have to Credit Bid at any sales of all or any portion of the Mortgaged Property conducted under the provisions of the UCC or the Bankruptcy Code, foreclosure sales or other similar dispositions of Mortgaged Property.

ARTICLE XI

The Agents

Section 11.01 Appointment; Powers.

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent.

The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise hereunder as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders (or the Lenders holding any Class of Loans) as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders (or such other number or percentage of the Lenders (or the Lenders holding any Class of Loans)) as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders (or the Lenders holding any Class of Loans) against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Syndication Agents nor the Documentation Agents shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders (or the Lenders holding any Class of Loans) as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation or Removal of Agents.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07 Agents as Lenders.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Andrews Kurth LLP and Simpson Thacher & Bartlett LLP are acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Authority of Administrative Agent to Release Collateral and Liens.

Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents (including pursuant to Section 12.17 hereof). Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.10 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Restricted Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) to credit bid the Indebtedness in connection with any sale of the Properties in such proceeding as directed by the Majority Lenders.

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due under Section 12.03 for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.11 The Syndication Agents, Documentation Agents and Arrangers.

The Syndication Agents, the Documentation Agents and the Arrangers shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 700 Milam Street, Suite 3100, Houston, Texas 77002-4804, Attention of Winston M. Talbert, Chief Financial Officer and Executive Vice President (Telecopy No. (713) 579-6210), with a copy to John F. Wombwell, Executive Vice President, General Counsel and Secretary (Telecopy No. 713-579-6231);

(ii) if to the Administrative Agent, to it at 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003, Attention of Marlene Zanoria (Telecopy No. (312) 385-7096), and for all correspondence other than borrowings, continuation, conversion and Letter of Credit requests 712 Main Street, 8th Floor, Mail Code: TX2-S038, Houston, Texas 77002, Attention of Michael A. Kamauf (Telecopy No. (713) 216-7770); and

(iii) if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any Security Instrument nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i) increase the Revolving Commitment or the Maximum Credit Amount of any Revolving Lender without the written consent of such Revolving Lender;

(ii) unless Section 2.07(e) applies and except as otherwise provided in this Agreement (as in effect on the date hereof), increase the Borrowing Base without the written consent of the Required Revolving Lenders, decrease or maintain the Borrowing Base without the consent of Super-majority Revolving Lenders or modify Section 2.07 without the written consent of each Revolving Lender;

(iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby;

(iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, , or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender in each Class directly and adversely affected thereby;

(v) (i) postpone or extend the Revolving Termination Date without the written consent of each Revolving Lender directly and adversely affected thereby, (ii) postpone or extend the 5-Year Term Maturity Date without the written consent of each 5-Year Term Lender directly and adversely affected thereby or (iii) postpone or extend the 7-Year Term Maturity Date without the written consent of each 7-Year Term Lender directly and adversely affected thereby;

(vi) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the priority or pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby;

(vii) waive or amend Section 6.01 or Section 8.12(a) without the written consent of each Lender;

(viii) release all or substantially all of the Guarantors (except as set forth in the Guaranty Agreement, Section 8.12(d), Section 9.12(c) or Section 12.17) or release all or substantially all of the collateral (other than as provided in Section 8.12(e), Section 11.09 and Section 12.17), without the written consent of each Lender;

(ix) change any of the provisions of this Section 12.02(b) or the definitions of “Required Revolving Lenders”, “Super-majority Revolving Lenders”, “Majority Revolving Lenders” , “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender in such Class;

(x) reduce the voting percentage applicable to any Class of Lenders without the consent of each Lender of such Class;

(xi) modify Section 2.07(e) without the written consent of each Term Lender directly and adversely affected thereby; or

(xii) modify the description of any obligations secured in any Security Instrument or modify Section 12.14 or Section 10.02(c) in a manner adverse to any Person to whom any Indebtedness is owed that would be affected by such modification without the consent of such Person.

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, any Swingline Lender, or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, such Swingline Lender or such Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 9.08 (Nature of Business) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended by a written instrument executed by the Borrower and the Administrative Agent to cure any immaterial ambiguity, omission, defect or inconsistency.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of outside counsel and consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar reasonable and documented expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of outside counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented costs, expenses, Other Taxes, assessments and other charges incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Swingline Lender, any Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of any outside counsel for the Administrative Agent, any Swingline Lender, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that, (i) in connection with the syndication, preparation, negotiation, execution, delivery and administration of the Loan Documents on or prior to the Effective Date, the Borrower shall not be required to pay the fees and expenses of more than two outside counsels for the Administrative Agent (which shall be Andrews Kurth LLP and Simpson Thacher & Bartlett LLP) and more than one local counsel for the Administrative Agent in any relevant jurisdiction (as reasonably determined by the Administrative Agent) and (ii) in connection with the syndication, preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendments, consents, waiver or other modifications thereto after to the Effective Date, the Borrower shall not be required to pay the fees and expenses of more than one outside counsel for the Administrative Agent and more than one local counsel for the Administrative Agent in any relevant jurisdiction (as reasonably determined by the Administrative Agent).

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGERS, EACH SWINGLINE LENDER, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF OUTSIDE COUNSEL, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUING BANK IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER, ANY SUBSIDIARY OR PLAINS OFFSHORE OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER, ANY SUBSIDIARY OR PLAINS OFFSHORE WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER, ANY SUBSIDIARY OR PLAINS OFFSHORE, (x) THE PAST OWNERSHIP BY THE BORROWER, ANY SUBSIDIARY OR PLAINS OFFSHORE OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE,

STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER, ANY SUBSIDIARY OR PLAINS OFFSHORE OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER, ANY OF ITS SUBSIDIARIES OR PLAINS OFFSHORE, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER, ANY OF ITS SUBSIDIARIES OR PLAINS OFFSHORE, (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT (I) SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (1) THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF THE RELEVANT INDEMNIFIED PERSON (OR ITS RELATED PARTIES), IN EACH CASE AS DETERMINED BY A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION, (2) A MATERIAL BREACH BY ANY SUCH PERSON OR ONE OF ITS AFFILIATES (AS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION) OR (3) ANY PROCEEDING NOT ARISING FROM ANY ACT OR OMISSION BY THE BORROWER OR ITS AFFILIATES THAT IS BROUGHT BY AN INDEMNIFIED PERSON AGAINST ANY OTHER INDEMNIFIED PERSON (OTHER THAN DISPUTES INVOLVING CLAIMS AGAINST ANY ARRANGER OR THE ADMINISTRATIVE AGENT IN ITS CAPACITY AS SUCH) AND (II) THE BORROWER SHALL NOT BE REQUIRED TO PAY THE FEES AND EXPENSES OF MORE THAN ONE OUTSIDE COUNSEL FOR ALL INDEMNITEES TAKEN AS A WHOLE (WHICH SHALL BE THE ADMINISTRATIVE AGENT’S COUNSEL), OR IF NECESSARY, MORE THAN ONE LOCAL COUNSEL FOR ALL INDEMNITEES TAKEN AS A WHOLE IN ANY RELEVANT JURISDICTION (AS REASONABLY DETERMINED BY THE ADMINISTRATIVE AGENT AND WHICH MAY INCLUDE A SINGLE SPECIAL COUNSEL ACTING IN MULTIPLE JURISDICTIONS), UNLESS THERE IS AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST AMONG THE INDEMNITEES (AS DETERMINED IN GOOD FAITH BY ANY OF SUCH INDEMNITEES) WHERE THE INDEMNITEE AFFECTED BY SUCH CONFLICT INFORMS THE BORROWER OF SUCH CONFLICT AND THEREAFTER, AFTER

RECEIPT OF THE BORROWER’S CONSENT (WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED) RETAINS ITS OWN COUNSEL, OF ANOTHER FIRM OF COUNSEL (AND LOCAL COUNSEL) FOR SUCH AFFECTED INDEMNITEE)). THIS SECTION 12.03(b) WILL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, DAMAGES, OR CLAIMS ARISING FROM ANY NON-TAX CLAIM.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Arranger under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent or Arranger, as the case may be, such Lender’s pro rata share (based upon the sum of its Revolving Credit Exposure, unused Revolving Commitments and Term Loans (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Arranger in its capacity as such. To the extent that the Borrower fails to pay any amount required to be paid by it to any Swingline Lender or Issuing Bank under Section 12.03(a) or (b), each Revolving Lender severally agrees to pay to such Swingline Lender or Issuing Bank, as the case may be, such Revolving Lender’s pro rata share (based upon the sum of its Revolving Credit Exposure and unused Revolving Commitments (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Swingline Lender or Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, Acquisitions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than 10 days after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby

(including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank, each Swingline Lender, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees (other than any natural person or the Borrower or any of its Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that (1) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (2) with respect to any proposed assignment of a 7-Year Term Loan, if the Borrower’s consent is required pursuant to this clause (A), the Borrower shall be deemed to have consented to any such assignment unless it shall object to such assignment by written notice to the Administrative Agent within five Business Days after having received notice of such proposed assignment;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment;

(C) with respect to any assignment of any Revolving Commitment or Revolving Loans, each Issuing Bank that has issued Letters of Credit having an aggregate undrawn face amount of more than $25,000,000.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment, the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 and the amount of the Revolving Commitment of the assigning Lender after such assignment shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) except in the case of an assignment to a Lender of the same Class or an Affiliate of such a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of either Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and the amount of the Term Loans of such Class of the assigning Lender after such assignment shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(C) each partial assignment of a Commitment or Loans of a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Class under this Agreement;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(F) the assignee must not be a Defaulting Lender.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender of the relevant Class or Classes under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptively correct, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that directly and adversely affects such Participant and requires the consent of such Lender. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b) (but subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register or which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender will have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register will be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) will have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and

Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents and other matters constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement, the other Loan Documents (other than the Letters of Credit and the Letter of Credit Agreements) and such letter agreements represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability.

Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN

SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality.

Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that such Person agrees in writing to be bound by the provisions of this Section 12.11)

or (y) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations (provided that such Person agrees in writing to be bound by the provisions of this Section 12.11), (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.11 or (y) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower, (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or the Administrative Agent; or (j) to any rating agency, CUSIP bureau, or credit insurer when required by it (it being understood that, prior to any such disclosure, such rating agency, CUSIP bureau, or credit insurer shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from any Lender or the Administrative Agent, as applicable). For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Restricted Subsidiary relating to the Borrower or any Subsidiary or Plains Offshore and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Restricted Subsidiary; provided that, in the case of information received from the Borrower or any Restricted Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation.

It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the

Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the actual full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS.

EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements.

The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to any Lender or any Affiliate of a Lender that is a counterparty to any Swap Agreement with the Borrower or any of its Restricted Subsidiaries or a party to any Carbon Emission Credit Agreement or Treasury Management Agreement (including any such agreement between such Persons in existence prior to the date hereof) on a pro rata basis in respect of any obligations of the Borrower or any of its

Subsidiaries which arise under any such agreement. If any Lender or any Affiliate of a Lender ceases to be a Lender under this Agreement, then the benefit of the Security Instruments and such provisions will continue to apply to such Swap Agreements and Carbon Emission Credit Agreements (but not Treasury Management Agreements) only to the extent such Swap Agreement or Carbon Emission Credit Agreement so provides that such Swap Agreement or Carbon Emission Credit Agreement continues to be Indebtedness for purposes of this Agreement (in which case, for avoidance of doubt, the benefit of the Security Instruments will continue to apply to such Swap Agreement or Carbon Emission Credit Agreement). No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such agreements.

Section 12.15 No Third Party Beneficiaries.

This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier, materialman or the BP Seller, the Shell Seller or any other party to either Purchase Agreement) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, any Issuing Bank, any Swingline Lender, or any Lender for any reason whatsoever. There are no third party beneficiaries except as expressly provided in this Agreement.

Section 12.16 USA Patriot Act Notice.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 12.17 Release of Liens and Guarantors.

On and after the Collateral Release Date described in clause (a) of the definition thereof, (i) the Mortgaged Property shall be released from the Liens created by the Security Instruments (without delivery of any instrument or performance of any act by an Person) and (ii) the Administrative Agent, at the request and expense of the Borrower, shall promptly (A) execute and deliver to the Borrower or its designee such UCC termination statements, mortgage releases and other documentation as shall be reasonably requested by the Borrower to evidence such Lien release and (B) assign, transfer and deliver to the Borrower or its designee, against receipt but without any recourse, warranty or representation whatsoever, any collateral then in the Administrative Agent’s possession. On and after the Collateral Release Date described in clause (b) of the definition thereof, (i) the Mortgaged Property shall be released from the Liens created by the Security Instruments and the Security Instruments and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Instruments shall terminate, all without delivery of any instrument or performance of any act by any Person and (ii) the Administrative Agent, at the request and expense of the Borrower, shall promptly (A) execute and deliver to the Borrower or its designee such UCC termination statements, mortgage releases and other documentation as shall be reasonably requested by the Borrower to evidence such release and termination and (B) assign, transfer and deliver to the Borrower or its designee, against receipt but without any recourse, warranty or representation whatsoever, any collateral then in the Administrative Agent’s possession. Upon the request of the Borrower (and at the Borrower’s expense), the Administrative Agent shall release from its obligations under the Guaranty Agreement each Guarantor that (i) is not a Material Domestic Restricted Subsidiary or (ii) is not required to guarantee the Indebtedness pursuant to Section 8.12. Upon the consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 12.02 hereof, the Administrative Agent shall promptly take any action reasonably requested by the Borrower to effect the release of any Mortgaged Property from the Liens created under the Security Instruments or any Guarantor from the Guaranty Agreement, in each case, that is the subject of such transaction and take such other action reasonably requested by the Borrower as may be necessary to permit the consummation of such transaction.

Section 12.18 Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 12.19 No Fiduciary Duty.

Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. Nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and there under) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower shall not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[Signatures on following pages]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Executive Vice President and
Chief Financial Officer

Signature Page to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By:	/s/ Michael A. Kamauf
Name:	Michael A. Kamauf
Title:	Authorized Officer

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

BMO HARRIS FINANCING, INC.

By:	/s/ James V. Ducote
Name:	James V. Ducote
Title:	Director

Signature Page to Amended and Restated Credit Agreement

BARCLAYS BANK PLC

By:	/s/ David Barton
Name:	David Barton
Title:	Director

Signature Page to Amended and Restated Credit Agreement

CITICORP NORTH AMERICA, INC.

By:	/s/ Todd Mogil
Name:	Todd Mogil
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

CITIBANK, N.A.

By:	/s/ Todd Mogil
Name:	Todd Mogil
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

ROYAL BANK OF CANADA

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ Terry Donovan
Name:	Terry Donovan
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Bebi Yasin
Name:	Bebi Yasin
Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Paul Squires
Name:	Paul Squires
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

UBS LOAN FINANCE LLC

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Joselin Fernandes
Name:	Joselin Fernandes
Title:	Associate Director

Signature Page to Amended and Restated Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Nancy M. Mak
Name:	Nancy M. Mak
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Michael Getz
Name:	Michael Getz
Title:	Vice President

By:	/s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Director

Signature Page to Amended and Restated Credit Agreement

ING CAPITAL LLC

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Director

Signature Page to Amended and Restated Credit Agreement

SUNTRUST BANK

By:	/s/ Scott Mackey
Name:	Scott Mackey
Title:	Director

Signature Page to Amended and Restated Credit Agreement

BNP PARIBAS

By:	/s/ David Dodd
Name:	David Dodd
Title:	Managing Director

By:	/s/ Sriram Chandrasekaran
Name:	Sriram Chandrasekaran
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

FIFTH THIRD BANK

By:	/s/ Byron Cooley
Name:	Byron Cooley
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY

By:	/s/ Trudy W. Nelson
Name:	Trudy W. Nelson
Title:	Executive Director
Canadian Imperial Bank of Commerce New York Agency

By:	/s/ Eoin Roche
Name:	Eoin Roche
Title:	Canadian Imperial Bank of Commerce
New York Agency Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

COMERICA BANK

By:	/s/ Justin Crawford
Name:	Justin Crawford
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

NATIXIS

By:	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Managing Director

By:	/s/ Daniel Payer
Name:	Daniel Payer
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Shuji Yabe
Name:	Shuji Yabe
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

MORGAN STANLEY BANK, N.A.

By:	/s/ Kelly Chin
Name:	Kelly Chin
Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

SOVEREIGN BANK, N.A.

By:	/s/ David O’Driscoll
Name:	David O’Driscoll
Title:	Senior Vice President

By:	/s/ Mark Connelly
Name:	Mark Connelly
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement